Exhibit 10.15

Execution Version

SHARE PURCHASE AGREEMENT
by and between
ALON PARAMOUNT HOLDINGS, INC.

and
GCE HOLDINGS ACQUISITIONS, LLC

April 29, 2019

 i

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 v

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EXHIBITS

Exhibit A	Assignment of Contracts
Exhibit B	Backstop Guaranty
Exhibit C	Knowledge Individuals
Exhibit D	Areas 1, 2 and 3 Maps
Exhibit E	Form 8-K

SELLER’S DISCLOSURE SCHEDULES

Section	Description
1.1(a)	Excluded Intellectual Property
1.1(b)	Permitted Liens
1.1(c)	Pipeline Assets
1.1(d)	Seller Officers and Directors
2.5(a)(i)	Wire Transfer Instructions
2.7	Excluded Assets
3.3(a)	Seller Third Person Consents
3.3(b)	Seller’s Authorizations from Governmental Authorities
3.5	Ownership of the Purchased Shares
4.5(c)	Owned Real Property
4.5(d)	Leased Real Property
4.6(b)	Material Company Contracts
4.6(c)	Seller Contracts
4.6(d)	Excluded Contracts
4.6(e)	Material Contract Defaults
4.7(a)	Authorizations
4.8	Compliance with Law
4.9	Proceedings and Orders
4.10(a)	Compliance with Environmental Laws
4.10(b)	Environmental Permits
4.10(c)	Releases
4.11	Employee Matters
4.12	Taxes
4.13(a)	Unaudited Financial Statements

BUYER’S DISCLOSURE SCHEDULES

Section Description

5.3(a)	Buyer Third Person Consents
5.3(b)	Buyer’s Authorizations from Governmental Authorities

(continued)

OTHER DISCLOSURE SCHEDULES

Schedule Description

6.1	Operation of the Business
6.2(g)	Credit Support Arrangements
7.4	Multi-Site Contracts
7.12	Cleaning Plan
8.2(c)	Closing Consents

Execution Version

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of April 29, 2019 (the “Execution Date”), by and between ALON PARAMOUNT HOLDINGS, INC., a Delaware corporation (“Seller”), and GCE HOLDINGS ACQUISITIONS, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer may be referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.       Seller is the sole record and beneficial owner of 1,000 shares of common stock, par value $0.01 per share, (the “Purchased Shares”) of Alon Bakersfield Property, Inc., a Delaware corporation (the “Company”);

B.       The Purchased Shares represent all of the issued and outstanding Equity Interests (defined below) of the Company;

C.       Seller desires to sell and convey the Purchased Shares to Buyer and Buyer desires to purchase and acquire the Purchased Shares from Seller; and

D.       The Company recently entered into that certain Settlement and Release Agreement dated November 5, 2018 (the “Settlement Agreement”) by and among Equilon Enterprises LLC, the Company, and certain Affiliates of the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.1              Definitions. As used in this Agreement (including in the Recitals), the following terms shall have the following meanings:

“Accountant” means PricewaterhouseCoopers LLP or another independent accounting firm mutually acceptable to the Parties.

“Affiliate” means, as to any specified Person, any other Person that directly, or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether by contract or otherwise, and ownership of 50% or more of the voting securities of another Person shall create a rebuttable presumption that such Person controls such other Person.

“Agreement” has the meaning given such term in the preamble of this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“Allocation Schedule” has the meaning given such term in Section 7.2(k)(i).

“Allocation Schedule Notice of Disagreement” has the meaning given such term in Section 7.2(k)(ii).

Execution Version

“Alon Marks” means any name incorporating “Alon,” “Delek,” “Paramount” or any derivations thereof that would reasonably be expected to be confused therewith, or any trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, insignia, imprints, brand identifications, and advertising of Seller or its Affiliates and other similar indicia of origin, and all goodwill associated therewith, and registrations of and applications to register the foregoing, together with all other legal rights that arise in any of the foregoing under Law.

“Applicable Rate” means a rate per annum which shall be equal to the sum of LIBOR plus 2.0% and adjusted with each change in LIBOR, but in no event shall the Applicable Rate be less than 6.5% per annum and shall not exceed the maximum rate permitted by applicable Law.

“Area 1” has the meaning given such term in Schedule 7.12.

“Area 2” has the meaning given such term in Schedule 7.12.

“Area 3” has the meaning given such term in Schedule 7.12.

“Assets” means the Refinery, the Pipeline Assets, the Pipeline ROW Interests, the Real Property Interests, improvements owned by the Company (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business) and located on or attached or affixed to the Real Property Interests, and all fixed assets, equipment and all other assets and rights owned or leased by, or licensed to or used by the Company, in each case, used in the day-to-day operation of the Business as it is currently operated, together with any and all rights of the Company under the contracts and agreements to which the Company is a party, and the rights to be assigned to the Company under the Seller Contracts pursuant to this Agreement; but in all cases excluding the Excluded Assets.

“Assignment of Contracts” means an assignment and assumption of contracts with respect to the Seller Contracts in the form of Exhibit A attached hereto.

“Authorization” means any franchise, permit, license, authorization, certificate, registration, exemption, concession, approval, variance, waiver, right, settlement, compliance plan or other consent or approval granted or issued by any Governmental Authority (i) under any Law, including any Environmental Law, or (ii) under or pursuant to any Order or Material Contract with any such Governmental Authority; provided, however, “Authorizations” shall not include any license or permit issued by a Governmental Authority that grants or authorizes any interest in a right-of-way or easement or similar rights including the Pipeline ROW Interests.

“Backstop Guaranty” means the Backstop Guaranty to be executed and delivered at the Closing from Buyer and the Company in favor of Seller and its Affiliates (other than the Company), in the form of Exhibit B attached hereto.

“Books and Records” means all files, documents, instruments, papers, plans, drawings, manuals, books and records (including electronically transmitted or stored information, to the extent reasonably practicable) owned and used by or for Seller or the Company and relating exclusively to the ownership of the Assets or the conduct of the Business, excluding in each case any such items (i) included in or relating to the Excluded Assets or Retained Liabilities, (ii) to the extent comprising personal medical and other records relating to employees which are prohibited by Laws or by Seller’s or its Affiliates’ internal policies from being transferred to Buyer or the Company without consent of the relevant employee, (iii) with respect to all corporate, financial, Tax and legal files, documents, communications, instruments, papers, plans, drawings, manuals, books and records related to the ownership of the Assets or conduct of the Business on or prior to the Closing Date, (iv) to the extent disclosure or transfer is prohibited or subject to payment of

Execution Version

fee or consideration by any license or other agreement with a Person other than Affiliates of Seller (other than the Company), or by Law, and for which no consent to transfer has been received, until such time as consent has been obtained (at which time such item shall be deemed to be part of the Books and Records), (v) work product and attorney-client communications with any of Seller’s or its Affiliates’ legal counsel (other than the Company’s legal counsel after the Closing), (vi) prepared in connection with or relating in any way to the Contemplated Transactions, including bids received from other Persons and analyses relating in any way to the Assets or Business, (vii) whose delivery or transfer would violate any confidentiality agreements or cause a waiver of any attorney-client or work-product privilege available to Seller or its Affiliates (other than the Company), (viii) relating to Seller’s or its Affiliates’ inter-company or intra-company feedstock and product pricing information, internal transfer prices, and hedging activity records, (ix) to the extent that the disclosure of the particular terms of a contract, in the reasonable judgment of Seller, would violate any antitrust or similar Law, (x) containing financial or other data or information that is co-mingled or otherwise integrated with the data or information of Seller and its Affiliates (other than the Company) and cannot be segregated with Commercially Reasonable Efforts by Seller or its Affiliates (other than the Company), (xi) email communications of Seller and its Affiliates prior to the Closing, and (xii) that (a) are archived at locations controlled or managed by third parties and (b) are not clearly, solely, and exclusively related to the Assets or the Business and cannot be readily identified as such through the exercise of Commercially Reasonable Efforts.

“Breach Notice” has the meaning given such term in Section 6.3.

“Business” means the business conducted by the Company in accordance with recent past practices, including the ownership, operation and use of the Refinery, the Pipeline Assets, and other Assets.

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in the State of New York are authorized or obligated to close.

“Buyer” has the meaning given such term in the preamble of this Agreement.

“Buyer Disclosure Schedule” means the disclosure schedule letter delivered by Buyer to Seller simultaneously with the execution of this Agreement. The Buyer Disclosure Schedule has been arranged in sections corresponding to the numbered sections of this Agreement.

“Buyer Indemnitees” means Buyer, its Affiliates (including the Company post-Closing) and their respective officers, directors, managers, employees, agents, representatives (including any officers, directors, managers, employees, agents or representatives of the Company appointed or retained by Buyer or the Company after the Closing or otherwise acting at the direction of Buyer, the Company or Buyer’s Affiliates after the Closing) and their permitted successors or assigns.

“Buyer Tax Returns” has the meaning given such term in Section 7.2(a)(ii).

“Buyer Third Person Consent” means any Third Person Consent required under (i) any Governing Document of Buyer, or (ii) any contract to which Buyer is a party or by which it or its assets is bound.

“CAO” has the meaning set forth in Section 7.13(a).

“Carve-Out Financials” has the meaning set forth in Section 6.9(b).

“Change in Control” means, and shall be deemed to have occurred upon any transaction, or series of related transactions, that results or would reasonably be likely to result in the transfer to a non-Affiliate, whether directly or indirectly including by operation of law, of fifty percent (50%) or more of the Equity

Execution Version

Interests of Buyer or the Company, including the transfer of fifty percent (50%) or more of the Equity Interests in any business entity that owns or controls, directly or indirectly, fifty percent (50%) or more of the Equity Interests of Buyer.

“Childhood Lead Fees” has the meaning given such term in Section 7.14.

“Claim” means any demand, claim, complaint, notice of violation or any other assertion of an Obligation, whether written or oral, for any Loss, specific performance, injunctive relief, remediation or other equitable relief whether or not ultimately determined to be valid.

“Cleaning Plan” has the meaning given such term in Schedule 7.12.

“Cleaning Work” has the meaning given such term in Schedule 7.12.

“Closing” has the meaning given such term in Section 2.4(a).

“Closing Date” has the meaning given such term in Section 2.4(a).

“Closing Date Payment” has the meaning given such term in Section 2.5(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Tax Agreement” means a commercial and customary contract that is entered into in the ordinary course of business the principal purpose of which does not relate to Taxes but contains agreements or arrangements relating to the apportionment, sharing, assignment, or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Commercially Reasonable Efforts” means efforts which are commercially reasonable to enable a Person, directly or indirectly, to satisfy a condition to or otherwise assist in the consummation of a desired result and which do not (a) require, unless expressly provided otherwise, the performing Person to sell any assets, pursue any litigation or pay, incur, convey, endure or deliver any material monetary payments or other form of consideration, whether tangible or intangible, including any property, detriment, debt, right, license, obligation, waiver or release, or (b) cause a material adverse effect on the ongoing business of Seller or its Affiliates.

“Company” has the meaning given such term in the Recitals of this Agreement.

“Company Assumed Liabilities” has the meaning given such term in Section 2.6(a).

“Company Environmental Liabilities” means any and all Orders, Claims, Losses or Obligations whatsoever, including required capital expenditures, arising from or related to Environmental Laws to the extent related to the Company, the Assets or the Business, whether known or unknown and whether arising, occurred or accrued before or after the Closing, including those related to Third Party Claims or Proceedings, actual or threatened Releases of Hazardous Materials, off-site treatment, storage, recycling, or disposal and off-site migrations of Hazardous Materials, the de-commissioning, demolition, removal, abandonment (including abandonment in place) or closing of any Assets or portions thereof after the Closing regardless of the extent to which such Assets or portions thereof were idled, abandoned or closed prior to the Closing Date, or any fine, penalty or other cost assessed in connection with any alleged or actual violation(s) of Environmental Laws.

Execution Version

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated January 4, 2018, by and between Delek US Holdings, Inc. and Buyer.

“Consolidated Group” means any affiliated, combined, consolidated, unitary, or similar group with respect to any Tax, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under foreign, state, or local Law.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including: (i) the sale of the Purchased Shares to Buyer; (ii) the execution and delivery of the Related Agreements; and (iii) the performance by the Parties of their respective covenants and obligations under this Agreement.

“Contractors” has the meaning given such term in Schedule 7.12.

“Credit Support Arrangements” has the meaning given such term in Section 6.2(g).

“Current Representation” has the meaning given such term in Section 11.15.

“Data Room” means the electronic data room maintained by SharePoint on behalf of Seller for the posting of documents for review by Buyer in connection with the Contemplated Transactions.

“Debt Commitment Letter” has the meaning set forth in Section 5.9(a).

“Debt Financing” has the meaning set forth in Section 5.9(a).

“Debt Lender” has the meaning set forth in Section 5.9(a).

“De Minimis Amount” has the meaning given such term in Section 10.2(c).

“Deposit” has the meaning given such term in Section 2.2.

“Deposit Return Event” means the termination of this Agreement by Buyer pursuant to Section 9.1(d) so long as the failure to Close in such circumstance is solely due to a failure to satisfy the Closing conditions set forth in Section 8.3(a) or Section 8.3(b) (other than the execution and delivery of the Closing certificate from an executive officer of Seller).

“Designated Person” has the meaning given such term in Section 11.15.

“Designated Tanks” has the meaning given such term in Schedule 7.12.

“Diligence Representative” has the meaning given such term in Section 6.4(a).

“Direct Claim” has the meaning given such term in Section 10.4(g).

“Disputed Tax Issue” has the meaning given such term in Section 7.2(a)(i).

“Dollars” and the symbol “$” mean the lawful currency of the United States of America.

“Environmental Condition” means any condition at, on, under, within or migrating from any tangible Assets, in each case arising out of the presence or Release of any Hazardous Materials on, at or underlying the Real Property Interests or the Pipeline ROW Interests.

Execution Version

“Environmental Law” means any Law or Authorization pertaining to public or employee exposure to Hazardous Materials, pollution, the environment or the protection of fish, wildlife or natural resources. For the avoidance of doubt, due to the inclusion of the word “applicable” in the definition of “Law” incorporated into this definition, any references in this Agreement to “any Environmental Law” or “any applicable Environmental Law” shall have the same meaning.

“Environmental Permit” means any permit, license, franchise, approval, authorization, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Commitment Letter” has the meaning set forth in Section 5.9(a).

“Equity Financing” has the meaning set forth in Section 5.9(a).

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), other equity interests, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Equity Source” has the meaning set forth in Section 5.9(a).

“Equity Securities” means (i) Equity Interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (iii) securities convertible into or exercisable or exchangeable for shares of Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity that would be treated as a “single employer” together with the Company under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” has the meaning given such term in Section 2.7.

“Excluded Asset Transfer” has the meaning given such term in Section 2.7.

“Excluded Contracts” has the meaning given such term in Section 4.6(d).

“Excluded Intellectual Property” means the intellectual property and intellectual technology systems set forth in Section 1.1(a) of the Seller Disclosure Schedule.

“Execution Date” has the meaning given such term in the preamble of this Agreement.

“Extension Payment” has the meaning given such term in Section 9.2.

“Financings” has the meaning set forth in Section 5.9(a).

“Financing Commitments” has the meaning set forth in Section 5.9(b).

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Financings or other financings in connection with the Contemplated Transactions, including the parties to the Financing Commitments and any joinder agreements or credit agreements relating thereto.

“Fundamental Representations” has the meaning given such term in Section 10.1.

Execution Version

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers.

“Governing Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, limited liability company agreement, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the formation, organization or governance of a Person, including any amendments thereto.

“Hazardous Materials” means (i) any chemicals, materials or substances in any form or state (including whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, degradation products or any other materials or articles, which are listed, defined or otherwise designated as hazardous, toxic or dangerous) and as such are regulated under any Environmental Law, including asbestos, and lead-containing paints or coatings, (ii) any petroleum (including crude oil), petroleum derivatives, petroleum products or by-products of petroleum refining or any oxygenate (including degradation products) in any fuel, and (iii) any other chemical, substance or waste that is regulated by any Environmental Law.

“Indemnification Cap” has the meaning given such term in Section 10.2(e).

“Indemnification Deductible” has the meaning given such term in Section 10.2(d).

“Indemnified Party” has the meaning given such term in Section 10.4(a).

“Indemnifying Party” has the meaning given such term in Section 10.4(a).

“Intellectual Property” means all material trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of the Business as current conducted by the Company, whether such intellectual property is owned or licensed to the Company.

“Interim Period” means the period of time from the Execution Date until the earlier of the Closing or the termination of this Agreement pursuant to Article IX.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” and “Known” mean, in the case of Seller, the actual knowledge of the individuals listed in Part I of Exhibit C, obtained in the normal course of their respective duties as officers, employees or consultants of Seller or any of its Affiliates, without independent investigation or inquiry and, in the case of Buyer, the actual knowledge of the individuals listed on Part II of Exhibit C, obtained in the normal course of their respective duties as officers, employees or consultants of Buyer or any of its Affiliates, without independent investigation or inquiry.

“Law” means any applicable law (including common law), statute or ordinance of any nation or state, including the United States of America, and any political subdivision thereof, including any state of the United States of America, any regulation, policy, protocol, proclamation or executive order promulgated by any Governmental Authority, any rule or regulation of any self-regulatory organization such as a securities exchange, or any applicable Order of any court or other Governmental Authority having the effect

Execution Version

of law in any such jurisdiction. For the avoidance of doubt, any references herein to “any Law” shall, as indicated by this definition, be deemed to refer only to such Law as is applicable in the circumstances.

“Leased Real Property” has the meaning given such term in Section 4.5(d).

“LIBOR” means for each applicable day, the rate stated in the “Money Rates” section of The Wall Street Journal published on such day as the one (1) month London Interbank Offered Rate applicable to Dollar deposits in the London interbank market; and if The Wall Street Journal is not published on such day, then the aforesaid rate in the most recent edition of The Wall Street Journal preceding such day shall be utilized for such day (or on any successor to or substitute for such service in the event such service ceases, providing rate quotations comparable to those currently provided of such service, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market).

“Licensed Technology Rights” has the meaning given such term in Section 7.9(a).

“Lien” means any mortgage, pledge, security interest, deed of trust, right of first refusal or first offer, floating charge or other charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, or the filing of or agreement to give any security interest, charge or financing statement under the Laws of any jurisdiction.

“Long Stop Date” means August 27, 2019 unless Buyer extends such date to September 27, 2019 as permitted and pursuant to Section 9.2.

“Loss” means, subject to Section 10.5 and Section 10.7, any and all damages, penalties, fines, assessments, Taxes, charges, costs, Obligations, losses, expenses and fees, including costs of investigation, court costs, costs of defense and reasonable fees of attorneys, accountants and other professional advisors and expert witnesses in connection therewith.

“Material Adverse Effect” means an effect, event, fact, circumstance or development (“Effects”) that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company as currently conducted, taken as a whole; provided, however, that in no event shall any Effect that results from any of the following be deemed to constitute a Material Adverse Effect: (a) this Agreement or any actions required to be taken in compliance with this Agreement, the Contemplated Transactions, or the pendency or announcement thereof, (b) changes or conditions generally affecting the petroleum refining, marketing and transportation industry or the renewable diesel industry (including feedstock pricing, refining, marketing, transportation, terminalling and trading, generally or regionally), (c) changes in general economic, capital market, regulatory or political conditions in the United States or elsewhere (including interest rate and currency fluctuations), (d) changes or proposed changes in Law occurring after the Execution Date, (e) changes or proposed changes in accounting principles or GAAP occurring after the Execution Date, (f) acts of war, insurrection, sabotage or terrorism occurring after the Execution Date, other than such acts that are specifically directed towards the Company or the Assets, or (g) the Company’s failure, in and of itself, to meet operational or financial expectations or projections other than as a result of a breach of this Agreement by the Company or Seller.

“Material Company Contract” has the meaning given such term in Section 4.6(b).

“Material Contract” has the meaning given such term in Section 4.6(a).

“Measurement Time” means 11:59 p.m. Pacific Time on the Closing Date.

Execution Version

“Multi-Site Contract” has the meaning given such term in Section 7.4.

“Multi-Site License” has the meaning given such term in Section 7.9(a).

“New Seller Information” has the meaning given such term in Section 6.7(a).

“NORM” has the meaning given such term in Section 7.13(b).

“Obligations” means, with respect to any Person, any duties, liabilities, covenants and obligations of such Person, whether vested or unvested, absolute or contingent, conditional or unconditional, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, disputed or undisputed, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, and whether contractual, statutory or otherwise.

“Order” means any order, writ, ruling, decision, verdict, decree, assessment, award (including arbitration awards), judgment, stipulation, injunction, or other determination, decision or finding by, before, or under the supervision of any Governmental Authority.

“Other Tax Contest” has the meaning given such term in Section 7.2(d)(iii).

“Owned Real Property” has the meaning given such term in Section 4.5(c).

“Party” and “Parties” have the respective meanings given such terms in the preamble of this Agreement.

“PCBs” has the meaning given such term in Section 7.13(b).

“Permitted Lien” means:

(i)       inchoate Liens and charges imposed by Law (other than for Taxes) and incidental to the construction, maintenance, development or operation of the Company’s properties or the operation of the Business, if payment of the obligation secured thereby is not yet due or if the validity or amount of which is being contested in good faith by the Company by appropriate action, as applicable;

(ii)       statutory Liens for Taxes, assessments, Obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority in each case not yet delinquent or which are being contested in good faith by the Company by appropriate proceedings;

(iii)       easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions on the Real Property Interests (A) of record or contained in any lease of such Real Property Interest or portion thereof, or (B) that do not materially interfere with, materially impair or materially impede the operation, value or use of the Assets affected thereby;

(iv)       pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory Obligations (other than for Taxes), surety bonds, performance bonds, completion bonds and other Obligations (other than for Taxes) of a like kind as set forth in Section 1.1(b) of the Seller Disclosure Schedule or as otherwise incurred in the ordinary course of business that do not materially interfere with, impair or impede the Business as currently conducted by the Company;

Execution Version

(v)       any Liens (other than for Taxes) consisting of (A) rights reserved to or vested in any Governmental Authority to control or regulate any property of the Company, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Company, (B) Obligations to any Governmental Authority with respect to any Authorization and the rights reserved or vested in any Governmental Authority to terminate any such Authorization or to condemn or expropriate any property, or (C) zoning or other land use or environmental laws and ordinances of any Governmental Authority, in each case that do not materially detract from the value or marketability of the property affected or interfere with, impede or impair the Business as currently conducted by the Company;

(vi)       mechanics’ and materialmen’s Liens and similar charges not filed of record and not delinquent;

(vii)       mechanics’ and materialmen’s Liens and similar charges filed of record but (A) are being contested in good faith by appropriate action, (B) for which the Company is the beneficiary of a contractual indemnity from another Person, or (C) for which the applicable statutory foreclosure period or other enforcement rights have lapsed;

(viii)       mechanics’ and materialmen’s Liens and similar charges filed of record and not included in clause (vii) above for which Seller has bonded around on or before the Closing;

(ix)       Liens in respect of Orders with respect to which an appeal or other proceeding for review is being prosecuted and with respect to which a stay of execution pending such appeal or such proceeding for review has been obtained;

(x)       any Lien or title imperfection with respect to the Assets created by or resulting from any act or omission by, at the direction of or on behalf of Buyer; and

(xi)       Liens that will be paid in full or released on or prior to the Closing Date.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.

“Pipeline Assets” means, collectively, the DOT pipelines set forth in Section 1.1(c) of the Seller Disclosure Schedule and oil, natural gas and gas gathering lines and all current appurtenances, facilities, fixtures, pumps, valves, meters and other equipment all directly related to such pipelines.

“Pipeline ROW Interests” means the parcels of land and waterways which the Company has the right to use, traverse or occupy under easements, rights-of-way, franchises, permits, licenses and other rights to or interests in relating to the installation, construction, ownership, maintenance and repair of the Pipeline Assets.

“Post-Closing Representation” has the meaning given such term in Section 11.15.

“Pre-Closing Cleaning Contracts” has the meaning given such term in Schedule 7.12.

“Pre-Closing Tax Contest” has the meaning given such term in Section 7.2(d)(ii).

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

Execution Version

“Pre-Transaction Claims” has the meaning given such term in Section 7.11(a).

“Pre-Transaction Matters” has the meaning given such term in Section 7.11(a).

“Privileged Communications” has the meaning given such term in Section 11.15.

“Proceeding” means any action, case, lawsuit, arbitration, mediation, investigation, hearing, audit, examination or other proceeding (including regulatory or administrative proceedings) at law or in equity, commenced, brought, conducted or heard by or before, any Governmental Authority, or any mediator, arbitrator or board of arbitration. For the avoidance of doubt, the term “Proceeding” does not include Orders.

“Property Tax” has the meaning given such term in Section 7.2(b)(i).

“Purchase Price” has the meaning given such term in Section 2.3.

“Purchased Shares” has the meaning given such term in the Recitals of this Agreement.

“Real Property Interests” means the real property interests owned by or leased to the Company, together with all fixtures, buildings and other structures, facilities or improvements currently or hereafter located thereon prior to the Closing and all easements, licenses, rights, appurtenances, right-of-way agreements, option agreements, use agreements and similar land-related agreements or interests relating to the foregoing but excluding the Pipeline ROW Interests.

“Reclaimed Oil” has the meaning given such term in Schedule 7.12.

“Reimbursement Amount” has the meaning given such term in Schedule 7.12.

“Refinery” means the Company’s crude oil refinery located in Kern County, California approximately three miles west of downtown Bakersfield, California, with a throughput capacity of 70,000 barrels per day, and the supporting operations network situated on approximately 587 acres.

“Refund Conditions” has the meaning given such term in Section 2.2.

“Related Agreements” means the agreements, documents and instruments listed in Section 2.5 and any other agreements, documents and instruments executed and delivered pursuant to this Agreement including the Backstop Guaranty.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Retained Liabilities” has the meaning given such term in Section 2.6(b).

“Section 336(e) Agreement” has the meaning given such term in Section 7.2(j)(i).

“Section 336(e) Elections” has the meaning given such term in Section 7.2(j)(i).

“Securities Act” has the meaning given such term in Section 3.5.

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“Seller” has the meaning given such term in the preamble of this Agreement.

“Seller Consolidated Group” means any Consolidated Group of which each of (a) the Company and (b) Seller or an Affiliate of Seller (other than the Company), is or was a member on or prior to the Closing Date.

“Seller Contracts” has the meaning given such term in Section 4.6(c).

“Seller Counsel” has the meaning given such term in Section 11.15.

“Seller Disclosure Schedule” means the disclosure schedule letter delivered by Seller to Buyer simultaneously with the execution of this Agreement. The Seller Disclosure Schedule has been arranged in sections corresponding to the numbered sections of this Agreement.

“Seller Indemnitees” means Seller, its Affiliates (excluding the Company post-Closing) and their respective officers, directors, employees, agents, representatives (including any officers, directors, managers, employees, agents or representatives of the Company to the extent acting at the direction of Seller or its Affiliates prior to the Closing), and their permitted successors or assigns.

“Seller Officers and Directors” means those individuals identified as “Seller Officers and Directors” in Section 1.1(d) of the Seller Disclosure Schedule, being all individuals holding positions with the Company.

“Seller Policies” has the meaning given such term in Section 7.1(a).

“Seller Tax Returns” has the meaning given such term in Section 7.2(a)(i).

“Seller Taxes” means any and all Taxes, without duplication, (A) imposed on the Company for any Pre-Closing Tax Period (as determined in accordance with Section 7.2(b) for Straddle Periods); (B) of another Person (including the Seller and its Affiliates) imposed on the Company pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law or by reason of the Company having been a member of any consolidated, combined or unitary group (including the Seller Consolidated Group) on or before the Closing Date; (C) of another Person imposed on the Company pursuant to any contractual agreement entered into prior to Closing; (D) of another Person imposed on the Company as a transferee or successor, by Law or otherwise, which Taxes relate to an event or transaction occurring prior to Closing; and (E) attributable to a breach of a representation or warranty in Section 4.12 or a Seller covenant in Section 7.2; provided, however, that (i) Seller shall have no obligation to indemnify the Buyer Indemnitees from and against any Claims and Losses arising out of or related to Taxes described in subclause (A) if such Taxes are attributable to transactions occurring on the Closing Date after the Closing that are outside the ordinary course of business (other than any such transactions specifically contemplated by this Agreement) and (ii) Seller Taxes shall not include any Tax liabilities of the Company that actually reduced the Closing Date Payment pursuant to Section 2.5(a)(i)(2).

“Seller Third Person Consent” means any Third Person Consent required under (i) any Governing Document of Seller or the Company, or (ii) any Material Contract to which Seller or the Company is a party or by which Seller or any of its assets is bound.

“Seller Transaction Expenses” means the aggregate amount of all out-of-pocket fees and expenses, incurred by, or to be paid by, the Company relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the pre-Closing transactions contemplated hereby and thereby, which shall include (a) any fees and

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expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of Seller or the Company, (b) any fees or expenses associated with obtaining the release and termination of any Liens (other than Permitted Liens), (c) all brokers’ or finders’ fees, and (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, in all cases, whether payable prior to or on the Closing Date or thereafter. For avoidance of doubt, Seller Transaction Expenses shall not include any expenses incurred by the Company on or after the Closing at the direction or request of Buyer or its Affiliates (including the Company beginning after the Closing Date).

“Settlement Agreement” has the meaning given such term in the Recitals of this Agreement.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Tax” means all United States federal, state, provincial, local or foreign income, profits, accumulated earnings, personal holding company, estimated, gross receipts, windfall profits, sales, use, transfer, value added, severance, franchise, capital gains, capital stock, withholding, ad valorem, employment, unemployment, workers’ compensation, occupation, occupancy, production, social security, disability, wage, payroll, stamp, registration, premium, goods and services, real property, personal property, intangible property, excise, general excise, alternative or add-on minimum, customs, or environmental taxes, and any other taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax imposed by a Governmental Authority whether computed on a separate, consolidated, unitary or combined basis or in any other manner, whether or not shown on a Tax Return, together with any interest, fines, penalties, or additions to tax attributable to or imposed with respect thereto, whether or not disputed.

“Tax Contest” has the meaning given such term in Section 7.2(d)(i).

“Tax Refund” has the meaning given such term in Section 7.2(e).

“Tax Return” means any return, estimated return, declaration, report, claim for refund, or information return or statement or similar statement or document relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” means an agreement (other than a Commercial Tax Agreement) the principal purpose of which is the sharing or allocation of or indemnification for Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax and the Governmental Authority charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third-Party Claim” has the meaning given such term in Section 10.4(b).

“Third Person Consent” means any approval, consent, amendment or waiver of a Person that is required in order to effect the Contemplated Transactions or any part thereof, including waivers and consents by lenders and waivers of transfer or change of control restrictions; provided that Third Person Consents shall not include Authorizations.

“Title Commitment” means that certain Preliminary Report, effective March 6, 2019, obtained by Seller issued by the Title Company for Delek US Holdings, Inc.

“Title Company” means Chicago Title Company Insurance.

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“Title Policies” has the meaning given such term in Section 6.10.

“Transfer Taxes” has the meaning given such term in Section 7.2(g).

“Treasury Regulation” means the regulations promulgated under the Code by the United States Department of Treasury.

“Unaudited Financial Statements” has the meaning given such term in Section 4.13(a).

Section 1.2              Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, all references to Exhibits refer to exhibits to this Agreement and all references to Schedules refer to Schedules to this Agreement (including the Seller Disclosure Schedule and the Buyer Disclosure Schedule), whether such Exhibits and Schedules are attached hereto or delivered pursuant hereto, and are made a part of this Agreement for all purposes. Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein are references to that Law (and any rules and regulations promulgated thereunder), as the same may have been (or may hereafter be) amended from time to time; provided, however, that any references to any Law in Article III, Article IV or Article V (or, as used in any Section in any such Article, any references to any Law included in any defined term used in Article III, Article IV or Article V) are references to that Law (and any rules and regulations promulgated thereunder), as the same may have been amended, interpreted and applied through the Closing Date. In the event of any conflict between the main body of this Agreement and the Exhibits and Schedules hereto, the provisions of the main body of this Agreement shall prevail, but only with respect to the application of the provisions hereof or the interpretation of any of the provisions hereof. The word “includes” or “including” means “including, but not limited to,” unless the context otherwise requires. The words “shall” and “will” are used interchangeably and have the same meaning. The words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The language used in this Agreement will be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction will be applied against any Party. A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. The term “cost” includes expense, and the term “expense” includes cost. All references to a specific time of day in this Agreement shall be based upon Pacific Standard Time or Pacific Daylight Time, as applicable, on the date in question unless otherwise specified. The word “or” will have the inclusive meaning represented by the phrase “and/or” unless the context requires otherwise. Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day. For purposes of Article III or Article IV, the words “delivered to,” “provided to,” “made available to” or words of similar import mean posted to the Data Room, made available at the Refinery, or physically delivered to Buyer, in each case, as of the Execution Date.

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Article II

PURCHASE AND SALE

Section 2.1              Transfer of Purchased Shares. Subject to and in accordance with the terms of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver the Purchased Shares to Buyer, and Buyer agrees to purchase and accept the Purchased Shares from Seller, for and in consideration of the Purchase Price and the other covenants and agreements of the Parties herein.

Section 2.2              Deposit. Simultaneously with the execution of this Agreement, Buyer shall pay Seller, by wire transfer or delivery of other immediately available funds to an account, or accounts, designated by Seller, a deposit against the Purchase Price in an amount equal to $500,000 (the “Deposit”), as consideration for Seller’s entry into this Agreement. This Agreement will not become a legally binding and enforceable obligation of Seller unless and until the Deposit is received by Seller. The Deposit shall be non-refundable in that it shall not be returned to Buyer unless, and only in the event, all of the following events (the “Refund Conditions”) occur: (a) this Agreement is terminated by Buyer or by Seller as permitted herein, and (b) a Deposit Return Event shall have occurred. Within ten (10) days following the occurrence of the Refund Conditions, Seller shall transfer to Buyer, by wire transfer or delivery of other immediately available funds to an account designated by Buyer, a cash amount equal to the Deposit. If the Closing occurs, an amount equal to the Deposit will be applied to the Purchase Price as provided in Section 2.5(a)(i). Seller shall retain all interest or earnings received on the Deposit unless the Parties otherwise expressly agree.

Section 2.3              Purchase Price. As consideration for the sale and transfer of the Purchased Shares, Buyer shall pay to Seller an amount equal to Twenty Million Dollars ($20,000,000) (the “Purchase Price”). The Purchase Price shall be payable at the Closing pursuant to Section 2.5(a)(i).

Section 2.4              Closing; Closing Date.

(a)                The closing of the Contemplated Transactions (the “Closing”) shall take place at such place as Buyer and Seller may mutually agree, including by electronic exchange of documents and funds, at 10:00 a.m. at the site of the Closing on the second (2nd) Business Day after the satisfaction or waiver of the conditions contained in Article VIII (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or due waiver of those conditions on the Closing Date), or on such other date as Seller and Buyer may mutually agree; provided, however, that, if such second (2nd) Business Day is not the first day of the calendar month, then the Closing Date shall be the first day of the calendar month next following the month in which such second (2nd) Business Day occurs; provided, that, all of the conditions to the obligations of the Parties to consummate the Contemplated Transactions (other than conditions with respect to actions each Party will take at the Closing) as of such date shall continue to be satisfied or waived. The date of the Closing is referred to in this Agreement as the “Closing Date.”

(b)                Upon release of the documents and receipt of payments as contemplated by and in accordance with Section 2.5, the Closing shall be deemed to have occurred and legal title to and beneficial ownership and risk of loss of the Purchased Shares shall be deemed to have passed to Buyer and all right, title and interest in and to the Closing Date Payment shall be deemed to have passed to Seller.

(c)                Buyer shall assume operational control of the Company, the Assets, and the Business on the Closing Date upon actual consummation of the Closing on that day including Seller’s receipt of the Closing Date Payment by wire transfer of immediately available funds as provided below. Prior to and until the consummation of the Closing on the Closing Date, Seller shall conduct the operations in accordance with Section 6.1 and all covenants, obligations and standards set forth in this Agreement with

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respect to operations during the Interim Period until Buyer assumes operational control of the Company as provided in the preceding sentence. After the consummation of the Closing, Buyer shall cause the Company to operate the Assets for the remainder of the Closing Date pursuant to Section 7.5.

Section 2.5              Deliveries at the Closing. At the Closing, the following events shall occur:

(a)                Buyer shall execute and deliver, or cause to be delivered, to Seller:

(i)         An amount (the “Closing Date Payment”) equal to the Purchase Price,

(1)	less, the Deposit,
(2)	less, the Extension Payment if received by Seller prior to Closing,
(3)	less, an amount equal to Seller’s estimate of ad valorem Property Taxes of the Company for the Pre-Closing Tax Period (based upon the most recent property tax bills available), and
(4)	plus or minus, as applicable, such other matters as the Parties agree to be added to or deducted from the calculation of the Closing Date Payment,

such Closing Date Payment to be paid by wire transfer of immediately available funds to the account of Seller set forth in Section 2.5(a)(i) of the Seller Disclosure Schedule;

(ii)         the Backstop Guaranty;

(iii)         resolutions of Buyer authorizing the execution of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the Contemplated Transactions to which Buyer is a party (to the extent required by Buyer’s Governing Documents), in each case certified by the Secretary or other executive officer of Buyer as being complete and correct and then in full force and effect;

(iv)         a certificate of incumbency of the signatory officers of Buyer;

(v)         short-form certificate as to the good standing of Buyer issued by the Secretary of State of Delaware;

(vi)         the certificates referred to in Section 8.2(a) and Section 8.2(b); and

(vii)         copies of all Buyer Third Person Consents and Authorizations obtained pursuant to Section 6.2.

In addition, Buyer shall accept the Purchased Shares from Seller.

(b)                Seller shall execute and deliver, or cause to be delivered, to Buyer:

(i)         original stock certificates representing the Purchased Shares, duly endorsed for transfer or with duly executed stock powers attached;

(ii)         the minute books and any corporate records and company seals of the Company;

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(iii)         executed resignation letters of (or resolutions removing) the Seller Officers and Directors from their respective positions with the Company;

(iv)         resolutions of Seller and the Company authorizing the execution of this Agreement and the Related Agreements to which Seller or the Company, as applicable, is a party and the consummation of the Contemplated Transactions to which Seller or the Company, as applicable, is a party (to the extent required by Seller’s or the Company’s Governing Documents), in each case certified by the Secretary or other executive officer of Seller or the Company, as applicable, as being complete and correct and then in full force and effect;

(v)         Governing Documents of the Company, in each case certified by the Secretary or Assistant Secretary of the Company as being complete and correct and then in full force and effect;

(vi)         certificates of incumbency of the signatory officers of Seller and the Company, as applicable;

(vii)         short form certificates as to the good standing of Seller and the Company issued by the Secretary of State or other applicable Governmental Authority of the state of formation of Seller and the Company;

(viii)         the certificates referred to in Section 8.3(a) and Section 8.3(b);

(ix)         a certificate from Seller conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2) in form and substance satisfactory to Buyer stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Code dated as of the Closing Date;

(x)         copies of all Seller Third Person Consents and Authorizations obtained pursuant to Section 6.2;

(xi)         Assignment of Contracts for those Seller Contracts for which Third Person Consents have either been obtained as of or prior to Closing or for which no Third Person Consent is required, duly executed by the Company and the applicable Affiliate of Seller; and

(xii)         an executed copy of the Section 336(e) Agreement in form and substance reasonably satisfactory to Buyer.

Section 2.6              Company Assumed Liabilities; Seller Retained Liabilities.

(a)                Buyer acknowledges and agrees that, except for the Retained Liabilities, (i) after the Closing, the Company will continue to retain all of its Obligations (including Company Environmental Liabilities), and (ii) to the extent not already assumed by the Company, Buyer shall cause the Company to unconditionally assume all Obligations of Seller and its Affiliates in any way arising out of or related to the ownership, operation or use of the Assets or the Business (and shall indemnify, defend, save and hold the Seller Indemnitees harmless from such Obligations) (all such Obligations in clauses (i) and (ii), whether past, present or future, known or unknown, absolute or contingent, and whether in the nature of Orders, Claims, Losses or otherwise, being herein referred to as “Company Assumed Liabilities”).

(b)                As of the Closing, Seller hereby unconditionally assumes and agrees to be liable for (and shall indemnify, defend, save and hold Buyer Indemnitees harmless from) the following (collectively, the “Retained Liabilities”):

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(i)         any Obligation to the extent arising out of or relating to the Excluded Assets or the transfer of the Excluded Assets pursuant to the Excluded Asset Transfer;

(ii)         any (a) trade payables of the Company (including Seller Transaction Expenses) incurred prior to the Measurement Time except trade payables related to the Pre-Closing Cleaning Contracts which shall be Company Assumed Liabilities, (b) indebtedness of the Company incurred prior to the Closing for borrowed money or issued for or in exchange of indebtedness for borrowed money, or (c) indebtedness of the Company incurred prior to the Closing Date that is evidenced by a bond, debenture or similar instrument, except trade payables or other indebtedness to Affiliates of the Company, all of which will be released, extinguished, or cancelled by Seller prior to the Closing (for the avoidance of doubt the provisions of this clause (ii) shall not apply to any operating lease Obligations of the Company which shall remain as Company Assumed Liabilities);

(iii)         any Obligations to any officer, director, employee or other agent of the Company in respect of acting in such capacities (including with respect to any breach of fiduciary obligations by same), to the extent such liabilities or obligations accrue prior to the Closing Date, even if such Persons do not bring a Claim for indemnity, reimbursement or advancement for such Obligations until after the Closing Date;

(iv)         all Obligations relating to any Proceeding pending against the Company as of the Closing Date (as evidenced by written notice thereof or commencement of Proceedings) to the extent related to or arising from the ownership, operation or use of the Assets by the Company prior to the Closing, including any pending Proceedings set forth in Section 4.9 of the Seller Disclosure Schedule; and

(v)         all Obligations of Seller with respect to Childhood Lead Fees to the extent retained by Seller as set forth in Section 7.14.

Notwithstanding the foregoing, Company Environmental Liabilities are included in the Company Assumed Liabilities and are excluded from the Retained Liabilities.

Section 2.7              Excluded Assets. Each of Seller and Buyer acknowledges and agrees that (i) all rights and Obligations under the Excluded Contracts, (ii) all Excluded Intellectual Property and all of Seller’s and its Affiliates’ (other than the Company’s) proprietary trade names, trademarks and trade dress including the Alon Marks, (iii) all rights of the Company related to or arising from trademark registrations for “Alon,” “Delek,” “Paramount” or any derivations thereof, (iv) all assets and rights owned by third parties including assets listed on Section 2.7 of the Seller Disclosure Schedule, (v) all documents and communications of Seller and its Affiliates (other than the Company) that are subject to the attorney-client privilege or that comprise attorney work product or the attorney-client relationship, (vi) all rights on the part of Seller, its Affiliates (other than the Company) and their respective counsel to assert or rely upon the attorney-client privilege, (vii) any cash or cash equivalents held by the Company prior to the Closing, (viii) any accounts receivable owed to the Company which arise prior to or relate to operations prior to the Measurement Time, (ix) any notes receivable or other amounts that are receivable by the Company from Seller or any of its Affiliates, (x) amounts received or receivable pursuant to the Settlement Agreement, (xi) Tax Refunds payable pursuant to Section 7.2(e) in respect of amounts received or receivable pursuant to any Tax Contest for reimbursement of Property Taxes paid by or on behalf of the Company prior to the Closing, as further described in Section 2.7 of the Seller Disclosure Schedule, (xii) any documents (including emails) that do not constitute Books and Records, and (xiii) all crude oil inventory (including Reclaimed Oil) contained in the Designated Tanks as of the Closing (subsection (i) through (xii) being collectively referred to as the “Excluded Assets”) will be retained by Seller (or one or more of Seller and its Affiliates, as applicable) after the Closing. Immediately prior to Closing, the Company shall distribute and transfer to Seller or its Affiliates (other than the Company) or release and discharge all rights to all

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Excluded Assets (other than those owned by third parties) not already in possession of Seller or its Affiliates (with such distribution and transfer referred to as the “Excluded Asset Transfer”). The Excluded Asset Transfer shall be made pursuant to bills of sale, assignment and assumption agreements and such other general conveyance or release instruments as appropriate to transfer and assign title to or release and discharge rights to such Excluded Assets. For the avoidance of doubt, Tax Refunds received after the Closing shall be payable in accordance with Section 7.2(e).

Section 2.8              Withholding. Buyer and the Company shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as any such Person is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law; provided that Buyer and the Company shall consult first with Seller to determine the availability of any legally permissible reductions or exclusions from such withholdings, for which Buyer and the Company, as applicable, shall reasonably cooperate with Seller to pursue (such as obtaining such information and Tax forms from payees available to reduce or eliminate withholdings), prior to making any such deduction or withholding. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer that the statements contained in this Article III are complete and correct as of the Execution Date, and will be complete and correct as of the Closing Date (unless any such representation or warranty speaks to an earlier date and provided that any such representation or warranty that speaks to a “current” or “currently” dated time period shall be deemed to refer to such representation or warranty as of the Execution Date):

Section 3.1              Organization and Qualification. Seller is a Delaware corporation, duly organized and validly existing and in good standing under the Laws of the State of Delaware. Seller has the requisite corporate power and authority to carry on its business as it is now being conducted. Seller is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller’s ability to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party.

Section 3.2              Authority; Enforceability. Seller has full corporate power and authority to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party, and to carry out the Contemplated Transactions. This Agreement has been and the Related Agreements to which Seller will be a party will be duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, this Agreement and the Related Agreements to which Seller will be a party constitute the legal, valid and binding Obligations of Seller enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding therefor may be brought.

Section 3.3              Conflicts and Approvals. Assuming the accuracy of Buyer’s representations and warranties and except for (a) the receipt of the Seller Third Person Consents set forth in Section 3.3(a) of the Seller Disclosure Schedule and (b) the effectuation of all filings and registrations with and the receipt

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of the Authorizations from Governmental Authorities set forth in Section 3.3(b) of the Seller Disclosure Schedule, neither the execution and delivery by Seller of this Agreement or the Related Agreements to which Seller will be a party, nor the performance by Seller of its Obligations hereunder or thereunder will (A) conflict with, result in a breach or violation of the terms of, cause or constitute a default under, give rise to any right of termination, cancellation or acceleration under, or require to be obtained or made any consent, waiver, order, approval, order or authorization of, or declaration, of, or notice to, or filing or registration with, any third party or any Governmental Authority, under, (i) any Law applicable to Seller or to which the Purchased Shares is subject, (ii) the Governing Documents of Seller, (iii) any Authorizations or Orders binding on Seller or to which the Purchased Shares is subject or (iv) any contract or other instrument or obligation to which Seller is a party or by which the Purchased Shares is subject, (B) result in the imposition or creation of any Lien, other than Permitted Liens, on the Purchased Shares, other than any Liens that may be created by or on behalf of Buyer, or (C) with the passage of time, the giving of notice or the taking of any action, have any of the effects set forth in clauses (A) or (B) of this Section 3.3, except for any matters described in clauses (A)(i), (iii) or (iv) that would not constitute a Material Adverse Effect or materially and adversely affect the ability of Seller to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party.

Section 3.4              Proceedings. There are no Proceedings or Orders pending (for which Seller has received service of process or otherwise written notice) or, to Seller’s Knowledge, threatened in writing against Seller or its assets that would reasonably be expected to materially and adversely affect the ability of Seller to execute, deliver and perform its Obligations under this Agreement or any Related Agreement to which Seller will be a party.

Section 3.5              Ownership of the Purchased Shares. Seller is the sole record and beneficial owner of the Purchased Shares and Seller owns the Purchased Shares free and clear of any Liens, other than Liens (a) arising under this Agreement, (b) arising under the Governing Documents of the Company or as disclosed in Section 3.5 of the Seller Disclosure Schedule, and (c) imposed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities or “blue sky” laws. At the Closing, the delivery of the Purchased Shares to Buyer in accordance with the terms of this Agreement will transfer good and valid title to the Purchased Shares free and clear of any Liens, other than the Liens described in clauses (a) and (c) above.

Section 3.6              Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates, except any fees and commissions that will be discharged by Seller.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Seller Disclosure Schedule, Seller and the Company hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this Article IV are complete and correct as of the Execution Date, and will be complete and correct as of the Closing Date (unless any such representation or warranty speaks to an earlier date and provided that any such representation or warranty that speaks to a “current” or “currently” dated time period shall be deemed to refer to such representation or warranty as of the Execution Date):

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Section 4.1              Organization and Qualification.

(a)                The Company is a Delaware corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware.

(b)                The Company has the requisite corporate power and authority to carry on the Business as it is now being conducted. The Company is qualified and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has heretofore made available to Buyer complete and correct copies of the Governing Documents of the Company, each as amended to the Execution Date and each of which is in full force and effect. The Company is not in violation of its Governing Documents.

(c)                There are no corporations, partnerships, limited partnerships, limited liability companies, joint ventures or other legal entities in which the Company owns, of record or beneficially, any direct or indirect Equity Securities or any right (contingent or otherwise) to acquire the same.

Section 4.2              Authority; Enforceability. The Company has full power and authority to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party, and to carry out the Contemplated Transactions. This Agreement has been and the Related Agreements to which the Company will be a party will be duly and validly executed and delivered by the Company, as applicable, and, assuming the due authorization, execution and delivery by Buyer, this Agreement and the Related Agreements to which the Company will be a party constitute the legal, valid and binding Obligations of the Company, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding therefor may be brought.

Section 4.3              Conflicts and Approvals. Assuming the accuracy of Buyer’s representations and warranties and except for (a) the receipt of the Seller Third Person Consents set forth in Section 3.3(a) of the Seller Disclosure Schedule, (b) the effectuation of all filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth in Section 3.3(b) of the Seller Disclosure Schedule and (c) for any consents, approvals or notices that may be required related to the Pipeline ROW Interests, neither the execution and delivery by the Company of this Agreement or the Related Agreements to which the Company will be a party, nor the performance by the Company of its Obligations, hereunder or thereunder will (A) conflict with, result in a breach or violation of the terms of, cause or constitute a default under, give rise to any right of termination, cancellation or acceleration under, or require to be obtained or made any consent, waiver, order, approval, order or authorization of, or declaration, of, or notice to, or filing or registration with, any third party or any Governmental Authority, under, (i) any Law applicable to the Company or to which any of its assets are subject, (ii) the Governing Documents of the Company, (iii) any Authorizations or Orders binding on the Company or to which any of its assets are subject or (iv) any contract or other instrument or obligation of the Company or to which any of its assets are subject, (B) result in the imposition or creation of any Lien, other than Permitted Liens, on any asset of the Company, other than any Liens that may be created by or on behalf of Buyer, or (C) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (A) or (B) of this Section 4.3, except for any matters described in clauses (A)(i), (iii) or (iv) that would not constitute a Material Adverse Effect or materially and adversely affect the ability of the Company to execute, deliver and perform its Obligations, as applicable, under this Agreement and the Related Agreements to which it will be a party.

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Section 4.4              Capitalization of the Company. The authorized capital stock of the Company consists solely of 1,000 shares of common stock, par value $0.01 per share, the total issued and outstanding number of which is 1,000. The Purchased Shares constitute all of the issued and outstanding Equity Securities of the Company. The Purchased Shares are certificated. The Purchased Shares are validly issued, fully paid and nonassessable and were issued and remain free of preemptive rights. There are no bonds, debentures, notes or other evidences of indebtedness issued or outstanding having the right to vote on any matters on which the holder of the Purchased Shares may vote. Other than Buyer’s rights as contemplated by this Agreement, there are no options, warrants, calls or other rights or agreements outstanding obligating Seller or the Company to issue, deliver or sell capital stock of the Company or debt securities, or obligating Seller or the Company to grant, extend or enter into any such option, warrant, call or other such right or agreement.

Section 4.5              Assets.

(a)                Subject to the receipt of any Third Person Consent or Authorization for the transfer and assignment from Seller to the Company, the Company owns, leases or has the legal right to use its material Assets (or in the case of the Company’s contract rights, receive the benefits of its Assets) free and clear of all Liens except Permitted Liens.

(b)                The Company has good and marketable title to, or valid leasehold interests in, or license to, all of its material tangible personal property, free and clear of all Liens, other than Permitted Liens, except for such nonmaterial properties as are no longer used or useful in the conduct of the Business.

(c)                Section 4.5(c) of the Seller Disclosure Schedule sets forth a complete and correct list of all material Real Property Interests owned in fee simple by the Company (the “Owned Real Property”). There are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property or any portion thereof or interest therein. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings (for which Seller or the Company has received service of process or otherwise written notice) before any Governmental Authority with respect to any Owned Real Property.

(d)                Section 4.5(d) of the Seller Disclosure Schedule sets forth a list of all material Real Property Interests leased to the Company (the “Leased Real Property”), including the name and address of each landlord for each such lease. Seller has delivered to Buyer complete and correct copies of each such lease. The Company is not a sublessor or grantor under any sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property except as set forth in Section 4.5(d) of the Seller Disclosure Schedule.

(e)                To the Knowledge of Seller, there are no pending special assessments or reassessments (for which Seller or the Company has received service of process or otherwise written notice) of any parcel included in the Real Property Interests that would reasonably be expected to result in a material increase in the real property taxes or other similar charges payable by the Company with respect to any parcel of Owned Real Property or a material increase in the rent, additional rent or other sums and charges payable by the Company under the leases for the Leased Real Property.

Section 4.6              Material Contracts.

(a)                For purposes of this Agreement, a “Material Contract” means, with respect to a Person, any of the following, except for this Agreement and any Excluded Contract:

(i)         any contract relating to any indebtedness of such Person for borrowed money in an amount in excess of $50,000, or the granting of any Lien by such Person securing any such borrowing;

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(ii)         any contract whereby such Person guarantees an Obligation in excess of $50,000 of any other Person;

(iii)         any contract with an employee or consultant of such Person providing for annual payment by such Person in excess of $50,000 or a change in control severance benefit in excess of $50,000;

(iv)         any contract with any officer, director or manager of such Person;

(v)         any contract for the supply of goods or services by or to such Person not covered in any other paragraph of this Section 4.6(a) that provides for future payments by or to such Person of more than $25,000;

(vi)         any contract for the sale of any asset by or to such Person not covered in any other paragraph of this Section 4.6(a) that provides for the future payment by or to such Person of more than $25,000;

(vii)         any lease covering the Leased Real Property or any other lease under which such Person is the lessor or lessee of real or personal property that provides for an annual base rental to or from such Person of more than $25,000;

(viii)         any contract prohibiting such Person from competing with another Person in any business or area or soliciting or hiring any Person with respect to employment;

(ix)         any contract or agreement providing for the direct or indirect merger, consolidation, or other reorganization of the Company;

(x)         any other contract or agreement (other than a contract or agreement of a type described in clause (v). above) of such Person not covered in any other paragraph of this Section 4.6(a) that provides for the future payment by or to such Person of more than $25,000;

(xi)         any joint venture, partnership, limited liability company or other similar contract;

(xii)         any contract that grants “most favored nations” pricing to a customer or counterparty; and

(xiii)         any contract or agreement to enter into any agreement with respect to any of the matters described in any other paragraph of this Section 4.6(a).

(b)                Section 4.6(b) of the Seller Disclosure Schedule sets forth a list of each Material Contract to which the Company is a party or to which any of the Assets is bound (the “Material Company Contracts”).

(c)                Section 4.6(c) of the Seller Disclosure Schedule sets forth a list of each Material Contract to which Seller or any Affiliate of Seller (excluding the Company) is a party, other than the Excluded Contracts, which relate primarily to the Business as currently conducted by the Company (the “Seller Contracts”).

(d)                Section 4.6(d) of the Seller Disclosure Schedule sets forth a list of each material contract or agreement to which the Company, Seller, or any Affiliate of Seller is a party and which are used in the operation of the Business, as currently conducted by the Company, that are to be retained by Seller

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or its Affiliates (or if the Company is a party, which are to be assigned to Seller or its Affiliates prior to the Closing or terminated as to the Company prior to the Closing) (the “Excluded Contracts”).

(e)                Except as set forth in Section 4.6(e) of the Seller Disclosure Schedule and as would not have a Material Adverse Effect, (i) none of the Company, Seller or any Affiliate of Seller has breached and is continuing the terms of any Material Company Contract or Seller Contract, or received from any third party to any such Material Company Contract or Seller Contract written notification that such contract is not in full force and effect, that the Company, Seller or any Affiliate of Seller, as applicable, has failed to perform, and such failure is continuing, its Obligations thereunder to date, or that any third party thereto has not performed its Obligations thereunder to date, (ii) to Seller’s Knowledge, no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in a breach or violation of, or a default under, any such Material Company Contact or Seller Contract and (iii) each Material Company Contract or Seller Contract is a legal, valid, binding and enforceable agreement of the Company, Seller or any Affiliate of Seller, as applicable, and, to Seller’s Knowledge, the other parties thereto and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding therefor may be brought.

(f)                 Seller has provided to Buyer complete and correct copies (to the extent in Seller’s possession) of each Material Company Contract and Seller Contract relating to the Business as currently conducted by the Company (including all waivers thereunder).

Section 4.7              Authorizations.

(a)                The Company possesses, as of the Execution Date, all Authorizations (or has timely applied for the renewal, the granting of which is pending) that are materially necessary to carry on the Business, as currently conducted, all of which, to the extent material to the operation of the Business as currently conducted, are set forth in Section 4.7(a) of the Seller Disclosure Schedule, and, to Seller’s Knowledge, all such Authorizations are in full force and effect. A complete and correct copy of each material Authorization set forth in Section 4.7(a) of the Seller Disclosure Schedule has previously been delivered to or made available for inspection by Buyer or Buyer has been given access thereto;

(b)                (i) To Seller’s Knowledge, no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with the terms of, any Authorization set forth in Section 4.7(a) of the Seller Disclosure Schedule, (ii) the Company has not received from any Governmental Authority written notification that any Authorization set forth in Section 4.7(a) of the Seller Disclosure Schedule (A) is not in full force and effect, (B) has been violated in any respect, or (C) is subject to any suspension, revocation, modification or cancellation, and (iii) there is no Proceeding pending (for which the Company has received service of process or otherwise written notice) or, to Seller’s Knowledge, threatened in writing regarding suspension, revocation, modification or cancellation of any such Authorization.

(c)                Notwithstanding the foregoing, no representation or warranty is made in this Section 4.7 with respect to (i) Authorizations under Environmental Laws, which are addressed exclusively in Section 4.10 or (ii) Authorizations under Tax Laws, which are addressed exclusively in Section 4.12.

Section 4.8              Compliance With Law. Except as set forth in Section 4.8 of the Seller Disclosure Schedule: (i)  the Company is in compliance in all material respects with all material Laws, (ii) the Company has not received any written notification from any applicable Governmental Authority that it is

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not in compliance in all material respects with any material Laws, and (iii) to Seller’s Knowledge, no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure of the Company to comply in all material respects with the terms of any material Law. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.8 with respect to (A) compliance with Environmental Laws, which are addressed exclusively in Section 4.10 or (B) compliance with Tax Laws, which are addressed exclusively in Section 4.12.

Section 4.9              Proceedings and Orders. Except (i) as set forth in Section 4.9 of the Seller Disclosure Schedule or (ii) as would not reasonably be expected to have a material effect, there are no Proceedings or Orders pending against the Company (for which the Company has received service of process or otherwise written notice) or, to Seller’s Knowledge, threatened in writing against the Company or to which the Assets or the Business are subject, in any court or before or by any other Governmental Authority. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.9 with respect to (i) Proceedings or Orders under or involving Environmental Laws, which are addressed exclusively in Section 4.10 or (ii) Proceedings or Orders under or involving Tax Laws, which are addressed exclusively in Section 4.12.

Section 4.10           Environmental.

(a)                Except as set forth in Section 4.10(a) of the Seller Disclosure Schedule, or as would not have a Material Adverse Effect, to Seller’s Knowledge, the Company is in compliance with all Environmental Laws and has not, and Seller has not, received from any Person any written notice, claim or request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)                To Seller’s Knowledge, the Company has obtained and is in material compliance with all Environmental Permits (each of which is set forth in Section 4.10(b) of the Seller Disclosure Schedule) necessary for the ownership, lease, operation, or use, of the Assets as the Assets are currently used by the Company.

(c)                Except as set forth in Section 4.10(c) of the Seller Disclosure Schedule, to Seller’s Knowledge, (i) there has been no material Release of Hazardous Materials in contravention of Environmental Laws since January 1, 2016 with respect to the Business, the Assets or the Real Property Interests currently owned, operated or leased by the Company, (ii) neither the Company nor Seller has received a written notice pursuant to Environmental Laws that any Real Property Interest currently owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Seller or the Company, (iii) there are no Proceedings under or involving Environmental Laws pending against the Company (for which the Company has received service of process or otherwise written notice) or, to Seller’s Knowledge, threatened in writing against the Company or to which the Assets or the Business are subject, in any court or before or by any other Governmental Authority, and (iv) there are no Orders outstanding against the Company under or involving Environmental Laws.

(d)                Seller has previously made available to Buyer in the Data Room or otherwise all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents in each case prepared by a third party with respect to the Business or assets of the Company or any currently owned, operated or leased Real Property Interests in each case which are in the possession or control of Seller or the Company.

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(e)                The representations and warranties set forth in this Section 4.10 are Seller’s sole and exclusive representations and warranties regarding Environmental Law matters.

Section 4.11           Employee Matters. The Company does not currently have, and for the past three (3) years has not had, any employees or employee benefit plans, and the Company has no Obligation as result of being deemed a “co-employer” of any person. The Company currently has no outstanding Obligation under (i) any state or local Laws regarding the termination or layoff of employees, (ii) any collective bargaining contract, or (iii) workers’ compensation statutes, unemployment Laws, social security Laws, and other Laws pertaining to the payment of employment Taxes, except in each case where the failure to do so would not have a Material Adverse Effect. Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains, or contributes to (nor is the Company or any such ERISA Affiliate obligated to contribute to) and or has any current or potential obligation or liability under or with respect to (A) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (B) any “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated, excluding the plans set forth in Section 4.11 of the Seller Disclosure Schedule, (C) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (D) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). The Company does not sponsor, maintain or contribute to any plan or arrangement providing for health or other welfare benefits after termination of employment (other than as required by “COBRA” or similar state continuation coverage laws for which the employee pays the full premium cost).

Section 4.12           Taxes.

(a)                All Tax Returns which are required to be filed by the Company have been duly and timely filed (taking into account any valid extensions) and each such Tax Return is complete and correct in all material respects; all material Taxes that are required to be paid by the Company (whether or not shown as due on any such Tax Return) have been timely (taking into account any valid extensions) paid in full.

(b)                The Company has withheld and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to Seller or any employee, independent contractor, creditor, member, or other third party. The Company is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under applicable Laws relating to Tax.

(c)                There is no Lien for unpaid Taxes against the property of the Company other than Permitted Liens. Neither Seller nor the Company has received from any Taxing Authority any written (i) notice indicating an intent to open any audit, other examination, or matter in controversy with respect to Taxes of the Company; or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company that has not been satisfied in full. There is no Proceeding relating to the Company’s Taxes or Tax Returns pending or in progress.

(d)                There are no waivers of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency affecting the Company. The Company has not entered into or applied for any extension of time for filing any Tax Return which has not been filed.

(e)                The Company has never been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than the Seller Consolidated Group).

(f)                 The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the

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Closing Date as a result of any (i) change in method of accounting, including under Section 481(a) of the Code (or any predecessor provision or any similar provision of state, local, federal or foreign Tax Law), or use of an improper method of accounting for a Pre-Closing Tax Period, (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law) executed on or before the Closing Date, (iii) prepaid or deposit amount received on or prior to the Closing Date or item of deferred revenue, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or before the Closing Date, (vi) inclusion under Code Section 965(a) or any election under Section 965(h) or Section 965(i) of the Code made on or before the Closing Date, or (viii) use of the cash method of accounting on or before the Closing Date.

(g)                The Company has made available to Buyer complete and correct copies of all income Tax Returns and other material Tax Returns of the Company, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending on or after January 1, 2013, and all material written correspondence to the Company from, or from the Company to, a Taxing Authority relating thereto. Section 4.12 of the Seller Disclosure Schedule sets forth each jurisdiction in which the Company files, is required to file or since January 1, 2013 have been required to file a Tax Return, or has been liable for any Taxes, including on a “nexus” basis in connection with the ownership, operation or management of the Business or the Company’s assets.

(h)                All related party transactions involving the Company are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of foreign, state or local Law.

(i)                 The Company has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in any (i) “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder or (iii) “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.

(j)                 The Company is not a party to and does not have any obligations under any Tax Sharing Agreement.

(k)                The Company has not distributed shares of another Person nor had its shares distributed by another Person in a transaction that was intended or purported to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)                 Except for Taxes of the Seller Consolidated Group, no power of attorney granted by the Company with respect to any Taxes is currently in force.

Notwithstanding any other provision in this Agreement to the contrary, the representations and warranties contained in Section 4.5(e), Section 4.11 and this Section 4.12 are the only representations and warranties made with respect to Tax matters.

Section 4.13           Unaudited Financial Statements.

(a)                Section 4.13(a) of the Seller Disclosure Schedule sets forth correct and complete copies of the following financial statements (collectively, the “Unaudited Financial Statements”):

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(i)         the unaudited balance sheet of the Company as of December 31, 2017, together with corresponding unaudited statements of income and of cash flows for the six-month period ended December 31, 2017; and

(ii)         the unaudited balance sheet of the Company as of December 31, 2018, together with corresponding unaudited statements of income and of cash flows for the twelve-month period ended December 31, 2018.

(b)                The Unaudited Financial Statements have been prepared from the records of the Company in accordance with GAAP applied on a consistent basis during the respective period covered thereby (subject to the absence of footnote disclosures and normal and recurring year-end adjustments). The above referenced unaudited balance sheet of the Company dated as of December 31, 2018 contains, to Seller’s Knowledge, all material liabilities of the Company which are known by Seller as of the Execution Date which are required by GAAP to be included in such balance sheet.

(c)                Historically, financial statements have not been prepared for the Company as it has not operated as a separate, stand-alone enterprise. The Unaudited Financial Statements have been prepared from the historical accounting records of the Company in anticipation of a potential transaction to separate the Company from the other business activities of Seller and its other Affiliates as though the Company and the Assets had been managed as a separate, stand-alone enterprise for all periods presented. As the Company and the Assets have been historically managed and financed as part of a larger group, its accounts reflect certain charges for functions provided by Seller and its Affiliates that have been identified as related party transactions. It is possible that the terms of the related party transactions are not the same as the terms that might otherwise result from transactions between unrelated parties. To Seller’s Knowledge, all adjustments have been reflected that are necessary for a fair presentation of the financial statements for the Company for their respective dates. The allocations have been made on a reasonable basis and have been consistently applied for each period presented. The Unaudited Financial Statements may not necessarily reflect the financial position, results of operations or cash flows that the Company might have had in the past, or might have in the future, if it had existed as a separate, stand-alone enterprise.

Article V

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller that the statements contained in this Article V are complete and correct as of the Execution Date, and will be complete and correct as of the Closing Date (unless any such representation or warranty speaks to an earlier date and provided that any such representation or warranty that speaks to a “current” or “currently” dated time period shall be deemed to refer to such representation or warranty as of the Execution Date):

Section 5.1              Organization and Qualification. Buyer is a limited liability company duly organized and validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite limited liability company power and authority to carry on its business as it is now being conducted. Buyer is duly qualified as a foreign limited liability company and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party.

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Section 5.2              Authority; Enforceability. Buyer has full limited liability company power and authority to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party, and to carry out the Contemplated Transactions. This Agreement has been and the Related Agreements to which Buyer will be a party will be duly and validly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery by Seller, this Agreement and the Related Agreements to which Buyer will be a party constitute the legal, valid and binding Obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding therefor may be brought.

Section 5.3              Conflicts and Approvals. Assuming the accuracy of Seller’s representations and warranties and except for (a) the receipt of the Buyer Third Person Consents set forth in Section 5.3(a) of the Buyer Disclosure Schedule and (b) the effectuation of all filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth in Section 5.3(b) of the Buyer Disclosure Schedule, neither the execution and delivery by Buyer of this Agreement or the Related Agreements to which Buyer will be a party, nor the performance by Buyer of its Obligations hereunder or thereunder will (A) violate or breach the terms of or cause a default under (i) any Law applicable to Buyer, (ii) the Governing Documents of Buyer, (iii) any Authorizations or Orders binding on Buyer or to which any of its assets are subject or (iv) any Material Contract of Buyer or (B) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (A) of this Section 5.3, except for any matters described in this Section 5.3 that would not reasonably be expected to materially and adversely affect the ability of Buyer to execute, deliver and perform its Obligations under this Agreement and the Related Agreements to which it will be a party.

Section 5.4              Proceedings. There are no Proceedings or Orders pending (for which Buyer has received service of process or otherwise notice) or, to Buyer’s Knowledge, threatened, against Buyer or its assets that would reasonably be expected to materially and adversely affect the ability of Buyer to execute, deliver and perform its Obligations under this Agreement or any Related Agreement to which Buyer will be a party.

Section 5.5              Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer, except any fees and commissions that will be discharged by Buyer.

Section 5.6              Purchase the Purchased Shares for Investment.

(a)                The Purchased Shares, when acquired by Buyer at the Closing, will be acquired from Seller for Buyer’s own account, for investment purposes and Buyer is not acquiring the Purchased Shares from Seller with a view to, or to make offers of sales for Seller in connection with, any distribution thereof, or to participate or have a direct or indirect participation in any such undertaking, or to participate or have a participation in the direct or indirect underwriting of any such undertaking, in each case within the meaning of the Securities Act, or applicable state securities Laws.

(b)                Buyer understands that (i) the Purchased Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and has not been qualified under any state securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder, and (ii) Seller’s reliance on such exemptions is predicated on Buyer’s representations set forth herein. Buyer understands that the resale of the Purchased Shares may be restricted

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indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities Law or is exempt from such registration.

(c)                Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Buyer is able to bear the economic risk of the acquisition of the Purchased Shares pursuant to the terms of this Agreement, including a complete loss of Buyer’s investment in the Purchased Shares.

(d)                Buyer can bear the economic risk of its investment in the Purchased Shares (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its acquisition of the Purchased Shares.

(e)                Buyer, together with its representatives and advisors, is familiar with investments of the nature of the Purchased Shares, understands that the purchase of the Purchased Shares involves certain risks, and believes that it has adequately investigated the Company, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Purchased Shares. Buyer and its representatives and advisors have been afforded access, to the extent not prohibited by Law, to such information concerning the Company and have been afforded an opportunity to ask such questions of Seller and the Company as Buyer has deemed necessary or desirable to evaluate the merits and risks of the prospective investments in the Purchased Shares contemplated herein.

(f)                 For purposes of state “blue sky” Laws, Buyer represents and warrants that Buyer is located in the State of California and that the decision by Buyer to acquire the Purchased Shares shall be deemed to occur solely in the State of California.

Section 5.7              Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors. Assuming (i) satisfaction of the conditions to the obligations of Buyer to consummate the Contemplated Transactions and (ii) the accuracy of the representations and warranties in Article III and Article IV, at and immediately after the Closing, and after giving effect to the Closing and the other Contemplated Transactions, Buyer will not (A) be insolvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured) and (B) have incurred debts beyond its ability to pay as they become absolute and matured.

Section 5.8              OFAC/CFIUS.

(a)                Neither Buyer nor any of its partners, members, shareholders or other direct or indirect owners of Equity Interests nor any Person who controls (directly or indirectly through intermediaries) Buyer is identified on (a) the U.S. Department of Treasury’s Office of Foreign Assets Controls’ (“OFAC”) List of Specially Designated Nationals and Blocked Persons, (b) the Bureau of Industry and Security of the United States Department of Commerce’s “Denied Persons List,” “Entity List” or “Unverified List,” (c) the Office of Defense Trade Controls of the United States Department of State’s “List of Debarred Parties” or (d) any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation.

(b)                Buyer is not and is not controlled by a “foreign person” as that term is defined under §800.216 of 31 C.F.R. Part 800 on “Regulations Pertaining to Mergers, Acquisitions, and Takeovers by Foreign Persons.”

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Section 5.9              Financing Commitments.

(a)                Buyer has delivered to Seller on or prior to the Execution Date complete and correct copies of executed (i) equity commitment letter (the “Equity Commitment Letter”) from Labor Impact Fund, L.P. (the “Equity Source”) to provide equity financing to Buyer for a portion of the Purchase Price and the amount of any fees and expenses of Buyer to be incurred in connection with the Contemplated Transactions (the “Equity Financing”) and (ii) debt commitment letter (a “Debt Commitment Letter”) from Orion Energy Partners, L.P. (the “Debt Lender”) pursuant to which the Debt Lender has committed (on the terms and conditions set forth therein) to provide debt financing to Buyer in the amounts set forth therein for a portion of the Purchase Price and the amount of any fees and expenses of Buyer to be incurred in connection with the Contemplated Transactions (the “Debt Financing” and, together with the Equity Financing, the “Financings”).

(b)                As of the Execution Date, the Equity Commitment Letter and the Debt Commitment Letter (the “Financing Commitments”) have not been amended or modified, no such amendment or modification is contemplated (other than amendment(s) or joinder(s) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the Execution Date) and the respective commitments contained in the Financing Commitments have not been withdrawn, rescinded or terminated by Buyer or the Financing Sources party thereto. The Financing Commitments constitute the legal, valid, and binding obligation of Buyer, and, to Buyer’s Knowledge, the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar applicable Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There are no conditions precedent related to the funding of the full amount of the Financings other than as set forth in or contemplated by the Financing Commitments. There are no side letters or other contracts or arrangements (oral or written) between Buyer and the Financing Sources or, to Buyer’s Knowledge, any other Person related to the Financings other than the Financing Commitments and except for customary fee letter(s) relating to the Debt Financing, a complete copy of each of which has been provided to Seller (with only the fee amounts and certain other terms contained in any “market flex” provisions being redacted, but none of which would reasonably be anticipated to adversely affect the conditions precedent, amount or availability of the Debt Financing). To Buyer’s Knowledge, no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Financing Commitments. Buyer is not aware of any fact or occurrence that makes any of the representations or warranties of Buyer relating to Buyer, in any of the Financing Commitments, inaccurate in any material respect. Buyer believes that it will be able to satisfy on a timely basis all of the terms and conditions to be satisfied by it and contained in the Financing Commitments. Buyer has fully paid all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the Execution Date and will pay, after the Execution Date, all such fees as they become due. Subject to the terms and conditions of the Financing Commitments and subject to the satisfaction of the conditions contained in Article VIII, and assuming that the Financings are funded in accordance with the terms and conditions of the Financing Commitments, the aggregate proceeds contemplated by the Financing Commitments, together with other financial resources of Buyer including unrestricted cash, cash equivalents and marketable securities (net of any applicable Tax liabilities) of Buyer on the Closing Date, will be sufficient for Buyer to consummate the Contemplated Transactions, to pay all related fees and expenses of Buyer payable at the Closing, and to fund the Cleaning Work which is necessary for the commencement of commercial operations.

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Article VI

PRE-CLOSING COVENANTS

Section 6.1              Operation of the Business. Except (i) as set forth in Schedule 6.1, (ii) as otherwise contemplated by this Agreement (including the pre-Closing transfer of any Excluded Assets to Seller or any Affiliate of Seller (other than to the Company)) or (iii) as otherwise consented to by Buyer, such consent not to be unreasonably withheld, conditioned or delayed, during the Interim Period Seller shall (and shall cause the Company to):

(a)                afford to Buyer and its agents, advisors and representatives reasonable access during normal business hours to the Company’s properties, personnel and the books and records and shall furnish such information about the Company as Buyer shall reasonably request, all upon reasonable notice to Seller and in a manner that does not interfere in any material respect with the normal operations of the Business and the Company;

(b)                operate the Business and provide routine maintenance of the Assets in the usual and ordinary course consistent with past practice or as otherwise provided in Schedule 6.1;

(c)                use Commercially Reasonable Efforts to preserve substantially intact its business organization, and to preserve relationships with agents, lessors, and suppliers;

(d)                not offer, sell, issue or grant, or authorize the offering, sale, issuance or grant of, any Equity Securities of the Company;

(e)                not acquire or sell by or through the Company, whether by merger or consolidation, by purchasing Equity Securities or otherwise, any business or any corporation, partnership, association or other business organization or division thereof or any material assets or properties of the Company, in each case, except for the purchase or sale of inventory in the ordinary course of business;

(f)                 not adopt any amendments to the Governing Documents of the Company;

(g)                not incur any Obligations of the Company for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, nor enter into any guarantees by the Company, except (i) trade debt in the ordinary course of business and (ii) indebtedness to Affiliates of the Company that will be settled prior to Closing;

(h)                not destroy any books or records of the Company other than in the ordinary course of business consistent with past practice;

(i)                 promptly notify Buyer of any material emergency or other material change in the Business or the Assets (for purposes of this subsection (i) only, “material” shall mean events or circumstances which result or would reasonably be likely to result in aggregate Losses equal to or greater than $1,000,000 in relation to the Assets);

(j)                 not settle any Proceeding related to the Company or the Business, other than in the ordinary course of business, in each case in an amount in excess of $1,000,000 or that imposes non-monetary relief that materially and adversely affects the ability of the Company to operate the Business as currently conducted;

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(k)                not create any Lien (other than a Permitted Lien the release of which the Company is pursuing by Commercially Reasonable Efforts) against any of the Assets;

(l)                 except as may be required by GAAP, not change any accounting method or accounting practice of the Company;

(m)              not enter into, terminate or materially amend or materially modify any Material Company Contract or Seller Contract (excluding Multi-Site Contracts), or otherwise waive, release or assign any material rights, claims or benefits of the Company under any such Material Contract or enter into any derivative, option, hedge or futures contracts in all cases other than in the ordinary course of business; provided, that this provision shall not require the Company to seek or obtain Buyer’s consent in order to set or change the prices at which the Company provides goods or services to customers in the ordinary course of business; provided, further, that this provision shall not prevent the Company from entering into the Pre-Closing Cleaning Contracts pursuant to Section 7.12;

(n)                perform and comply in all material respects with the Material Company Contracts;

(o)                comply in all material respects with applicable Laws;

(p)                maintain (or continue to have the benefit of) insurance with respect to the Business, comparable in amount, scope and coverage to that in effect on the Execution Date;

(q)                not enter into or amend any employment, severance, consulting or other compensation agreement or arrangement with any existing or new director, officer, independent contractor or employee or agent of the Company except for offer letters, employment agreements and individual consulting agreements for new hires (other than the hiring of officer-level employees) entered into in the ordinary course of business that are terminable at will and without further liability to either of the Company or Buyer;

(r)                 timely pay all Taxes of the Company that become due and payable (taking into account applicable extensions);

(s)                 (i) not file any material Tax Return of the Company or settle any material Proceeding in respect of Company Taxes, or (ii) except as otherwise required by Law, not make, change or rescind any Tax election of the Company, adopt or change (or made a request to any Taxing Authority to change) any annual accounting period of the Company, adopt or change (or made a request to any Taxing Authority to change) any method, policy or practice of accounting of the Company, or prepare any material Company Tax Return inconsistent with past practices; or

(t)                 not agree, resolve or commit to do any of the actions prohibited in clauses (d) through (h), (j) through (n), (r) or (s) that would, or the effects of which would, survive the Closing.

Section 6.2              Appropriate Action; Consents; Filings. During the Interim Period:

(a)                Subject to Seller’s and Buyer’s additional Obligations in clauses (b), (c) and (d) of this Section 6.2 and the other terms and conditions of this Agreement (including the provisions of Section 6.4), Seller and Buyer shall each use Commercially Reasonable Efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under Law or otherwise to consummate and make effective the Contemplated Transactions; provided, however, that the foregoing shall not require or cause any Party to waive any right it may have under other provisions of this Agreement and (ii) obtain from the relevant Governmental Authorities all Authorizations required

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to be obtained at or prior to the Closing by Buyer, Seller or the Company in connection with the authorization, execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions.

(b)                As promptly as practicable, Seller and Buyer shall make all necessary filings and registrations referred to in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, and thereafter make any other required submissions, with respect to this Agreement and the Contemplated Transactions required under any Law at or prior to the Closing. Buyer and Seller shall bear the costs and expenses of their respective filings; provided, that Buyer shall pay the filing fee in connection with any such filings. Seller and Buyer shall reasonably cooperate in connection with the making of all such filings and subsequent submissions to any Governmental Authority. Seller and Buyer shall each use Commercially Reasonable Efforts to furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with the foregoing and will keep the other Party reasonably informed with respect to any consent, authorization, order or approval sought from, or exemption, review, investigation or inquiry conducted by, any Governmental Authority in connection with this Agreement and the Contemplated Transactions. Each Party shall (i) have the right to review in advance, and to the extent practicable consult on, any written materials submitted to any Governmental Authority in connection with the Contemplated Transactions, and (ii) consult with and consider in good faith the views of the other Party, prior to making any submission, providing any material correspondence or entering into any agreement with any Governmental Authority with respect to the Contemplated Transactions. Notwithstanding the foregoing, Buyer shall not make any filings or registrations during the Interim Period with any Governmental Authorities without Seller’s prior written consent.

(c)                Buyer and Seller shall each give prompt notice to the other of the receipt of and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any notice or other communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, (ii) any Governmental Authority in connection with the Contemplated Transactions, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any Claims or Proceedings against, relating to, or involving or otherwise affecting the Company, Buyer or Seller that relate to the consummation of the Contemplated Transactions, and (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the Obligations of the other Party to consummate the Contemplated Transactions not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such Party under this Agreement, or (C) delay or impede the ability of either Buyer or Seller, respectively, to consummate the Contemplated Transactions or to fulfill their respective Obligations set forth herein.

(d)                Buyer and Seller each agree to cooperate and to use Commercially Reasonable Efforts to contest and to resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the Contemplated Transactions or the Related Agreements, including the pursuit of all available avenues of administrative and judicial appeal and all available legislative action. Notwithstanding the foregoing, nothing in this Section 6.2 shall require, or be construed to require any Party or its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Parties or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to the Parties of the Contemplated Transactions; or (iii) any material modification or waiver of the terms and conditions of this Agreement. Neither Buyer nor Seller nor any of their respective Affiliates shall purchase or otherwise acquire or agree to purchase or otherwise acquire,

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whether directly or indirectly, any assets or interest in any assets or Persons that would reasonable be expected to materially and adversely affect the filings made pursuant to Section 6.2(b).

(e)                Seller and Buyer shall each timely give or cause to be given all notices to third Persons and use Commercially Reasonable Efforts to obtain all Third Person Consents (i) set forth in Section 3.3(a) of the Seller Disclosure Schedule and Section 5.3(a) of the Buyer Disclosure Schedule, (ii) required under any Material Company Contract or Seller Contract in connection with the consummation of the Contemplated Transactions or (iii) otherwise required to prevent a Material Adverse Effect from occurring prior to or after the Closing.

(f)                 Buyer shall use Commercially Reasonable Efforts to secure the release of Seller and its Affiliates (excluding the Company) from liability for any post-Closing Obligations of the Company under any Authorizations or Material Contracts assigned or transferred from Seller or its Affiliates to the Company, and to secure the release of Seller and its Affiliates (excluding the Company) from any guarantees of the Company’s post-Closing Obligations under any Authorizations or Material Contracts to which the Company remains a party after Closing. Buyer acknowledges that Seller and its Affiliates shall have the right to cancel or revoke all guarantees, bonds, letters of credit and similar undertakings provided by them or on their behalf to secure any post-Closing Obligations of the Company. The provisions of this paragraph shall survive the Closing.

(g)                Notwithstanding Section 6.2(f), prior to the Closing Buyer shall deliver to the applicable beneficiary or counterparty replacement or substitute guaranties, letters of credit, bonds, security deposits, and other surety obligations and evidence of financial capacity, in each case acceptable to the relevant beneficiary or counterparty, in substitution and replacement of those credit support arrangements set forth in Schedule 6.2(g) (the “Credit Support Arrangements”), in form and substance acceptable to Seller, and shall cause the release as of the Closing of Seller and its Affiliates (excluding the Company) from all Obligations relating to the Credit Support Arrangements.

(h)                At Buyer’s request and expense, Seller shall use Commercially Reasonable Efforts (solely as an accommodation to Buyer) to assist Buyer in connection with Buyer’s efforts to apply for Authorizations pursuant to Environmental Laws and application of Buyer’s precise development plan for the Refinery all of which would be effective from and after the Closing Date with respect to equipment which would be materially required to operate the Refinery as a renewable diesel plant after the Closing Date, including Authorizations for two (2) de-oxidation hydro-processing units and an isomerization unit. Seller’s assistance will be on terms and conditions mutually agreeable to Seller and Buyer, including that (i) Seller and its Affiliates shall not be required to pay any fee or incur any Obligation in connection with such Authorizations, (ii) such assistance does not unreasonably interfere with the operations of the Assets or the Business, and (iii) Seller shall not be required to prepare or provide information or materials which Seller or its Affiliates do not maintain in the ordinary course of business. Applying for or obtaining such Authorizations by Buyer shall not constitute a condition to Closing or form the basis for delaying Closing.

Section 6.3              Breach Notice. If, prior to the Closing Date, Buyer obtains Knowledge of a breach of any of Seller’s representations, warranties or covenants contained in this Agreement, Buyer shall notify Seller in writing of such information (the “Breach Notice”) as promptly as reasonably possible but in all events no later than two (2) Business Days prior to the Closing Date. The Breach Notice shall contain reasonable details regarding the alleged breach and Buyer’s good faith estimate of the potential Losses associated with such breach.

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Section 6.4              Right of Entry.

(a)                Buyer hereby acknowledges that any access to the Refinery and any other Assets of the Company utilized by Buyer or any representative, consultant or other Person acting by or on behalf of Buyer (“Diligence Representative”) shall be at the sole risk, cost and expense of Buyer. Buyer shall comply and shall ensure that each Diligence Representative complies with all safety and similar requirements customarily imposed by the Company on its properties. Before and after the Closing, Buyer shall assume and indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Claims and Losses for personal injury, death, disease, illness or property damage or other Losses arising out of Buyer’s or any Diligence Representative’s entry upon or access to the Refinery and any other assets or other Losses of the Company and all Losses incurred by the Seller Indemnitees with respect to each such Claim. Additionally, any inspection or investigation conducted by or on behalf of Buyer or its Diligence Representatives shall be conducted in accordance with all Laws, including all Environmental Laws, applicable Refinery rules and regulations (including those related to health, safety, security and the environment) and in such manner as not to unreasonably interfere with the Refinery or any other Assets or operations of the Company. Additionally, Buyer shall repair any and all damage arising out of or resulting from such entry and any acts or omissions by Buyer or its Diligence Representatives and shall immediately, at Buyer’s sole cost and expense, restore the Assets to the condition that existed immediately prior to such entry by Buyer or its Diligence Representatives. Buyer shall prevent and indemnify and hold Seller and the Company harmless for any liens, including mechanic’s liens, asserted or filed against Seller or the Assets to the extent related to or arising from activities conducted by or on behalf of Buyer.

(b)                During the Interim Period, Buyer shall not be entitled to conduct any invasive testing or invasive environmental assessments (including Phase II assessments) or any other sampling (including air sampling) or testing of soil or ground or surface water at, on or under, any real property associated with the Refinery or any other Assets of the Company (collectively, “Intrusive Tests”) without the prior written consent of Seller, which Seller may withhold or condition in its sole discretion; provided, however, notwithstanding that the same may include or otherwise constitute Intrusive Tests, (i) a geotechnical investigation, subject to the scope to be approved by Seller, shall be permitted and (ii) a commercially reasonable, Seller-approved survey and assessment of asbestos containing materials, lead-based paint, and similar materials (an “ACM/LBP Survey”) within any Assets shall be permitted. Buyer agrees to provide Seller with a copy of any reports covering each of the Intrusive Tests and the ACM/LBP Survey (collectively, the “Major Investigations”) prepared on Buyer’s behalf (provided such reports shall be delivered AS-IS, without any representations and warranties).

(c)                Prior to Closing, Buyer shall keep all documents and information received from Seller or its agents and the results of all of Major Investigations, inspections, studies, investigations, analysis, reports and the like confidential and shall be subject to the Confidentiality Agreement except (i) as permitted pursuant to Seller’s prior written consent, (ii) as required by applicable Law, and (iii) for disclosures made to Buyer’s agents, attorneys, insurers, investors, lenders, consultants and employees all of whom shall be bound to such confidentiality.

(d)                Prior to Closing, Buyer shall not disclose any inspections, studies, investigations (including Major Investigations), analysis, or reports to any Governmental Authority, including the California Regional Water Quality Control Board – Central Valley Region, Department of Toxic Substances, Certified Unified Program Agencies, the City of Bakersfield planning department or the Kern County Department of Public Health, without Seller’s prior written consent, which Seller may withhold or condition in its sole discretion. In the event Seller provides such consent and prior to Buyer sharing any information, reports or materials to any Governmental Authority, Seller and Buyer shall meet in person or by telephone (such meeting to occur within five (5) Business Days after Buyer’s request to Seller for such meeting) and the Parties shall mutually agree on the contents and the presentation of such information,

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reports, and materials to be made by Buyer to such Governmental Authority. Any subsequent proposed sharing of any information, reports or materials to such Governmental Authority shall be subject to a similar process of Seller and Buyer mutually agreeing in advance on the contents and presentation of such information, reports or materials.

(e)                Before Buyer or any Diligence Representative is permitted to engage in any activities within the Refinery or at any other locations of Assets, Buyer shall (or shall cause the applicable Diligence Representative to) provide proof or otherwise attest that the following types and minimum amounts of insurance coverage are in effect and cover the activities of Buyer or such Diligence Representative:

A. 1.	Worker’s Compensation (Not required for individual Diligence Representatives who have no employees.)	As required by applicable law.
A. 2.	Employer’s Liability	$100,000 each accident
B.	Commercial General Liability:	$1,000,000 Combined Single Limit endorsed to cover (i) contractual liability Bodily Injury and Property Damage assumed under this Agreement, (ii) products liability, and (iii) completed operations
C.	Automobile Liability Coverage: endorsed to cover all owned, non-owned and hired vehicles	$1,000,000 Combined Single Limit Bodily Injury and Property Damage Combined
D.	Umbrella Liability in excess of A.2., B. & C. Endorsed to provide a drop-down endorsement in the event underlying limits are exhausted by claims.	$5,000,000

Buyer shall furnish (or cause to be furnished) to Seller a certificate of insurance evidencing that the above minimum coverages are in effect. All policies shall contain a waiver of subrogation clause in favor of the Seller Indemnitees. All policies except A.1. above shall be endorsed to name the Seller Indemnitees as additional insureds. The certificate of insurance shall further specify that all coverages are primary over (and not contributory with or secondary to) any insurance carried by the Seller Indemnitees for their own account. Such insurance shall be endorsed with a standard cross liability clause in favor of the Seller Indemnitees. Such insurance shall cover the actions of Buyer and all Diligence Representatives. The certificate of insurance shall state that Seller shall be provided with not less than thirty (30) days prior written notice of any cancellation or material adverse change with respect to any of the policies.

(f)                 Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.4 shall survive the Closing and any cancellation or termination of this Agreement. The insurance required under this paragraph shall operate independent and apart from Buyer’s indemnification Obligations under this Agreement.

Section 6.5              Condition of the Assets. In consummating the purchase and the sale of the Purchased Shares contemplated hereunder, Buyer acknowledges that it will become the sole stockholder of the Company and thereby an indirect owner of the Assets, and that, except for (and without limiting) the representations and warranties expressly made in Article III and Article IV or in any other document delivered pursuant hereto, Buyer accepts the Assets in their as-is, where-is, condition, with all faults, without any express or implied covenant, warranty as to title, condition (including any Environmental Condition), merchantability, performance, fitness (both generally and for any particular purpose) or otherwise (which warranties Seller hereby expressly disclaims), or recourse, other than as expressly set forth in this

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Agreement. Buyer acknowledges that much of the Assets, including the Refinery, have not been operating for an extended period of time and may require additional improvements, repairs, or Authorizations in order to become operational again.

Section 6.6              Independent Investigation/Disclaimer. except for (and without limiting) the representations and warranties expressly made by Seller in Article III and Article IV, Buyer acknowledges and agrees that: (a) there are no representations, warranties, statements, assurances or guarantees made by Seller or any of its Affiliates, express or implied, as to (i) the Assets, or (ii) the liabilities, the Business, results of operations, condition (financial, environmental or otherwise) or prospects relating to the Business, and that in making its decision to enter into this Agreement and to consummate the purchase of the Purchased Shares, Buyer has relied and will rely solely upon its own independent investigation, verification, analysis and evaluation; (b) Seller disclaims all liability and responsibility for any other representation, warranty, statement or information orally or in writing made or communicated to Buyer including any opinion, information or advice which may have been provided to Buyer by or on behalf of Seller, the Company or any Affiliates of Seller, including (i) any models provided by Seller or its Affiliates, which have been provided for illustration purposes only, (ii) any other information provided in any confidential information memorandum or similar disclosure document provided by or on behalf of Seller, (iii) any correspondence from Seller or any of its representatives or Affiliates, (iv) any presentation by the management of Seller, the Company or their Affiliates, and (v) any information made available to Buyer, or statements made to Buyer during site or office visits or other communications, in the Data Room or management presentation; (c) neither Seller, the Company, nor any Affiliate, agent, or representative of Seller has made, and Seller hereby expressly disclaims and negates, any implied or express warranty of merchantability, fitness (both generally and for a particular purpose), or conformity to models or samples and any other representation or warranty, express, statutory or implied, relating to the Company or the Assets including as to their (i) title, (ii) absence of patent or latent defects (including design defects), (iii) safety, (iv) state of repair, (v) quality, or (vi) compliance with applicable Laws; and (d) Seller makes no representations or warranties with respect to the use or condition (including environmental use or condition), the presence or absence of Hazardous Materials at, on, under or from any portion of the Refinery or the other Assets, compliance with applicable statutes, Laws, codes, ordinances, regulations or requirements relating to leasing, zoning, subdivision, planning, land use, building, fire, safety, health or environmental matters, compliance with covenants, conditions and restrictions (whether or not of record), other international, national, regional, federal, state, provincial or local requirements or other statutes, Laws, codes, ordinances, regulations or requirements, including environmental health and safety laws and permits.

without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any third party beneficiary rights or other rights which Buyer might claim under any studies, reports, tests or analyses prepared by any third parties for Seller or any of its Affiliates other than the Company (should the Closing occur), even if the same were made available for review by Buyer or its agents, representatives or consultants.

Buyer expressly acknowledges and agrees that Buyer shall indemnify, defend and hold the Seller Indemnitees harmless against all Claims and Losses caused by

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Buyer’s claiming or attempting to exercise any rights (whether as a third party beneficiary or otherwise) under any studies, reports, tests or analyses prepared by any third parties for Seller or any of its Affiliates.

without limiting the generality of the foregoing, Buyer expressly acknowledges and agrees that none of the documents, information or other materials provided to Buyer at any time or in any format by Seller or any of its Affiliates constitute legal advice, and Buyer (i) waives all rights to assert that it received any legal advice from Seller, any of Seller’s Affiliates, or any of their respective employees, agents representatives or counsel, or that it had any sort of attorney-client relationship with any of such persons, and (ii) agrees to indemnify, defend and hold the Seller Indemnitees harmless against any such assertion made by or on behalf of any of Buyer’s Affiliates.

Section 6.7              Supplement to Seller Disclosure Schedule.

(a)                Seller shall from time to time prior to the Closing, by written notice to Buyer, supplement or amend the Seller Disclosure Schedule (including adding new Sections to the Seller Disclosure Schedule related to provisions of this Agreement that currently do not contemplate qualification by the Seller Disclosure Schedule) with new or updated information with respect to matters that occur or arise after the Execution Date to correct any matter that would constitute a breach of any representation or warranty of Seller in Article III or Article IV as of the Closing Date (such new or additional information being “New Seller Information”).

(b)                For purposes of determining whether Buyer’s conditions set forth in Section 8.3 have been fulfilled, the Seller Disclosure Schedule shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude the New Seller Information. If Buyer has a right to terminate this Agreement pursuant to Section 9.1(d) as a result of the conditions set forth in Section 8.3 not being satisfied but Buyer elects to proceed with the Closing and the Closing does occur, then the New Seller Information shall be deemed to be accepted by Buyer, and Buyer shall be deemed to have waived and not be entitled to make a Claim thereon under this Agreement (including pursuant to Article X) or otherwise. If, however, Buyer does not have such a right to terminate this Agreement pursuant to Section 9.1(d) as a result of the conditions set forth in Section 8.3 being satisfied and the Closing does occur, then the New Seller Information shall not be deemed to be accepted or waived by Buyer, and Buyer shall be entitled to make a Claim thereon under this Agreement (including pursuant to Article X) or otherwise.

Section 6.8              Financings.

(a)                Obligations of Buyer

(i)         Buyer shall use its reasonable best efforts to arrange the Financings on the terms and conditions described in the Financing Commitments (including any “market flex” provisions applicable thereto), including using reasonable best efforts to (A) negotiate definitive documentation for the Financings contemplated by the Financing Commitments at or prior to the Closing and, subject to the closing conditions contained in Article VIII, consummate or cause the consummation of the Financings at Closing, (B) satisfy all conditions applicable to Buyer and its Affiliates to obtaining the Financings and (C) enforce its rights under the Financing Commitments in the event of a breach by any of the Financing Sources (including by bringing, and pursuing in good faith, appropriate Proceedings against the applicable Financing Sources party to the Financing Commitments; provided, that, Buyer shall not be required to bring and pursue such Proceedings if Buyer has obtained alternative Financings). In the event any portion of the

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Financings becomes unavailable on substantially the same terms and conditions (including the “market flex” provisions) contemplated in the Financing Commitments, Buyer shall use its reasonable best efforts to arrange to obtain alternative Financings, including from alternative sources, on terms not materially less favorable, in the aggregate, to Buyer, in an amount sufficient to consummate the Contemplated Transactions; provided, that any such alternative Financings shall not (1) reduce the aggregate amount of the Financings available on the Closing Date from that contemplated in the Financing Commitments, (2) materially expand upon the conditions precedent to the Financings as set forth in the Financing Commitments or (3) be reasonably expected to prevent, or materially impede or delay the consummation of the Contemplated Transactions. Buyer shall refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financings. Buyer shall have the right from time to time to amend, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments; provided, that any such amendment, supplement or other modification to or waiver of any provision of the Financing Commitments that amends the Financings shall not, without the prior written consent of Seller, (x) reduce the aggregate amount of the Financings available on the Closing Date, or the length of the commitment therefor, from that contemplated in the Financing Commitments, (y) expand upon the conditions precedent to the Financings as set forth in the Financing Commitments in any respect or (z) be reasonably expected to prevent, or materially impede or delay the consummation of the Contemplated Transactions.

(ii)         Buyer shall keep Seller informed on a reasonably current basis and in reasonable detail with respect to all material activity and developments concerning the status of its efforts to arrange and consummate the Financings. Without limiting the generality of the foregoing, Buyer shall notify Seller promptly, and in any event within two (2) Business Days after it becomes aware thereof, (A) of any termination or threatened, in writing, termination of any Financing Commitment or any definitive agreement related to the Financings, (B) of any breach or default by any party to any Financing Commitments or definitive agreements related to the Financings, (C) of the receipt by Buyer of any written notice or other communication (other than negotiations of the definitive agreements with respect to the Financings) from any Financing Source with respect to any breach, default, termination or repudiation by any party to any Financing Commitment or any definitive agreement related to the Financings or (D) if for any reason, including, for the avoidance of doubt, because Buyer believes that one or more conditions to the closing of the Financings will not be satisfied at or prior to Closing, Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Financings contemplated by the Financing Commitments and the related fee letters on the terms described therein.

(iii)         For purposes of this Agreement, references to “Financings” shall include any alternative financing required to be obtained in the circumstances provided in this Section 6.8(a), and references to “Financing Commitments” shall include such documents as related to such alternative Financings.

(iv)         In connection with any Financing, (A) neither Seller nor any of its Affiliates shall be required to become subject to any obligations or liabilities with respect to such agreements or documents and (B) nothing shall obligate Seller or any of its Affiliates to provide a solvency certificate or any similar certificate, to declare or make any determinations with respect to any dividends or to provide any information that would violate any applicable obligations of confidentiality or result in a violation of applicable Law or loss of any legal privilege. Buyer acknowledges and agrees that neither Seller or any of its Affiliates or Representatives shall have any responsibility for or incur any Obligation to any Person under or in connection with, the arrangement of any Financing that Buyer may raise in connection with the Contemplated Transactions. Buyer shall indemnify, defend, save and hold harmless the Seller Indemnified Parties from and against any and all Claims and Losses to the extent caused by, arising from or incurred in connection with or related to any Financings or Financing Commitments.

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(b)                No Closing Condition. Buyer acknowledges and agrees that its obligation to consummate the Contemplated Transactions is not conditioned upon any Financings being made available to Buyer or consummated as of the Closing Date.

Section 6.9              Cooperation with Respect to Financings.

(a)                During the Interim Period, Seller shall use (and shall cause the Company to use) Commercially Reasonable Efforts to provide, at Buyer’s expense and solely as an accommodation to Buyer, reasonable cooperation as may be requested by Buyer in connection with Buyer’s efforts to consummate the Debt Financings; provided that (i) Seller and its Affiliates shall not be required to pay any commitment or any other fee or incur any obligation in connection with the Financings, (ii) such cooperation does not unreasonably interfere with the operations of the Assets or the Business, and (iii) Seller and its Affiliates shall not be required to prepare or provide information or materials which Seller or its Affiliates do not maintain in the ordinary course of business. For the avoidance of doubt, but without limiting the reasonable cooperation obligation described above, neither Seller not its Affiliates will be requested or required to prepare or assist in the preparation of projections, pro forma statements, information memoranda, offering memoranda, definitive financing documents or similar documents that may be required of Buyer in connection with the Financings.

(b)                In furtherance of the covenant set forth in Section 6.9(a) Seller agrees to:

(i)         provide to Buyer at least ten (10) Business Days prior to the Closing Date the following financial statements (collectively, the “Carve-Out Financials”):

(1)	the audited balance sheet of the Company as of December 31, 2017, together with corresponding audited statements of income and of cash flows for the six-month period ended December 31, 2017;
(2)	the audited balance sheet of the Company as of December 31, 2018 together with corresponding audited statements of income and of cash flows for the twelve-month period ended December 31, 2018; and
(3)	the unaudited interim balance sheet of the Company as of March 31, 2019 together with corresponding unaudited interim statements of income and of cash flows for the three-month period ended March 31, 2019.

(ii)         allow Buyer (or its Diligence Representatives) to perform, at Buyer’s expense, non-invasive environmental diligence reviews of the Real Property Interests which will be subject to and performed in accordance with Section 6.4.

(c)                The Carve-Out Financials shall be prepared from and shall be consistent with the books and records of the Company related to the Assets applied on a consistent basis. The accounting principles applied in preparing the Carve-Out Financials shall be consistent, in all material respects, with GAAP (subject, in the case of the unaudited balance sheet of the Company dated as of March 31, 2019, to the absence of footnote disclosures and to normal and recurring year-end adjustments). Buyer understands and acknowledges that historically financial statements have not been prepared for the Company or the Assets as the Company has not been operated as a separate, stand-alone enterprise. The Carve-Out Financials are to be prepared by Seller in anticipation of the Contemplated Transactions. As the Company and the Assets have been historically managed and financed as part of a larger group, the accounts reflect certain charges for functions provided by Seller and its Affiliates that have been identified as related party transactions. It is possible that the terms of the related party transactions are not the same as the terms that

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might otherwise result from transactions between unrelated parties. The Carve-Out Financials may not necessarily reflect the financial position, results of operations or cash flows that the Company or the Assets might have had in the past, or might have in the future, if they had existed as a separate, stand-alone enterprise.

(d)                Notwithstanding any provision to the contrary contained in this Agreement, Seller and its Affiliates (excluding the Company after the Closing) shall NOT have any Obligation or liability whatsoever to Buyer or any other Person for any statements (whether oral or in writing)(including the Carve-Out Financials), materials or information provided by or on behalf of Seller to Buyer, any Equity Source or Debt Lender or any of their respective Diligence Representatives with respect to the Financings or the Financing Commitments. Without limiting the generality of the preceding sentence, Seller is not making and shall NOT be deemed to make any representation or warranty whatsoever concerning or related to the Carve-Out Financials or the information contained therein and the information contained therein shall not be the basis for redetermination or adjustment of the Purchase Price or the basis for any alleged breach of Seller’s representations and warranties contained in this Agreement.

(e)                Notwithstanding any provision to the contrary contained in this Agreement, the Closing condition set forth in Section 8.3(b) as it applies to Seller’s obligations under this Section 6.9, shall be deemed satisfied unless any Debt Financing is not obtained primarily as a result of Seller’s willful and material breach of its obligations under this Section 6.9.

(f)                 Nothing contained in this Section 6.9 or otherwise shall require Seller or its Affiliates (other than the Company as of the Closing) to be an issuer or obligor in respect of any Financing.

Section 6.10           Title Insurance and Surveys. Buyer, at its sole cost and expense, may procure owner’s title insurance policies (the “Title Policies”) from Title Company with respect to the Owned Real Property or the Leased Real Property insuring title subject only to the Permitted Liens and such other general title exceptions as may be raised by the Title Company, such policies to be based on the Title Commitment and issued on the ALTA Form Owner’s Title Policy and in the amount of the Purchase Price allocated to the Real Property Interests; provided, that Buyer’s ability or inability to obtain the Title Policies shall not result in an adjustment to the Purchase Price. If Buyer requests extended coverage policies or any endorsements to the Title Policies, Buyer shall also be responsible for the cost of such extended coverage and endorsements and the delivery of any documentation required by the Title Company in connection with the issuance of such extended coverage and endorsements (including surveys or zoning reports). At Buyer’s request, Seller and its Affiliates shall cooperate with and assist Buyer with any reasonable request in Buyer’s efforts to obtain the Title Policies and shall execute and deliver to the Title Company such affidavits, certificates, and other documentation as are customary and reasonably requested to cause the Title Company to issue the Title Policies, provided that no such cooperation or assistance and nothing in such affidavits, certificates or documentation shall require Seller or its Affiliates to incur any Obligations to any Person that are not otherwise expressly set forth in this Agreement. Prior to Closing, Buyer may, at its sole cost and expense, obtain and update any surveys pertaining to the Owned Real Property or the Leased Real Property; provided, however, that any such surveys and survey updates shall be performed by a surveyor acceptable to Seller, the approval of which shall not be unreasonably withheld, conditioned or delayed. Neither Buyer’s or any of its lenders’ receipt of any new or updated surveys shall constitute a condition to Closing or form the basis for delaying Closing; however, Seller agrees to reasonably cooperate with Buyer prior to the Closing to permit Buyer to attempt to procure any surveys of the Real Property Interests that Buyer reasonably deems necessary, all at Buyer’s sole risk, cost and expense.

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Article VII

POST-CLOSING COVENANTS

Section 7.1              Insurance.

(a)                Seller and Buyer acknowledge that Seller participates in a program of property and liability insurance coverage for itself and its Affiliates. This program has been designed to achieve a coordinated risk-management package for Seller and all of its Affiliates. All of the insurance policies through which the program of coverage is presently or has previously been provided by or to the Company, its predecessors or Affiliates are herein referred to collectively as the “Seller Policies.” It is understood and agreed by Buyer that from and after the Closing:

(i)         No insurance coverage shall be provided under the Seller Policies to Buyer or the Company;

(ii)         Any and all Seller Policies shall be deemed terminated, commuted and cancelled ab initio as to the Refinery, the Business, Buyer and its Affiliates (including the Company), but without prejudice to Seller’s and its Affiliates’ rights thereunder; and

(iii)         No Claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by Buyer or the Company against or with respect to any of the Seller Policies, regardless of their date of issuance.

(b)                Buyer shall procure, pay for and maintain in effect its own policies of insurance with respect to the Business and the Assets and shall indemnify and defend Seller and its Affiliates against, and shall hold them harmless from, any Orders, Claims, Losses or other Obligations arising out of claims made after the Closing against any of the Seller Policies by the Company, Buyer, any Affiliate of Buyer or any Person claiming to be subrogated to Buyer’s or any of its Affiliates’ rights. Such indemnity shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payments, prospective premium increases or any other restitution or funding requirements attributable to any such claim or policy requirements.

Section 7.2              Tax Matters.

(a)                Tax Returns.

(i)         Seller Tax Returns. Seller shall (a) cause the Company to be included in the Tax Returns of each Seller Consolidated Group, to the extent the Company is eligible to be included in each such Seller Consolidated Group, for all applicable periods or portions thereof ending on or before the Closing Date and (b) prepare all Tax Returns required to be filed by the Company after the Closing Date with respect to a Tax period ending on or before the Closing Date (clauses (a) and (b), the “Seller Tax Returns”). All such Seller Tax Returns shall be prepared in a manner consistent with practices followed in prior years by the Company with respect to similar Tax Returns except as required by applicable Law. With respect to any Seller Tax Return described in clause (b) of the preceding sentence, Seller shall deliver a copy of such Seller Tax Return to Buyer, together with all supporting documentation and workpapers, to Buyer for Buyer’s review and comment at least thirty (30) days prior to the due date (taking into account all valid extensions) for filing such Seller Tax Return (unless such Seller Tax Return is due within thirty (30) days of the Closing Date, in which case Seller shall provide a copy of such Seller Tax Return to Buyer as soon as reasonably practical after the Closing Date). Seller shall include any reasonable comments provided in writing by Buyer to Seller at least five (5) days prior to the due date (taking into account all

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valid extensions) for filing such Seller Tax Return. Buyer and Seller shall attempt in good faith to reach agreement with respect to any issue resulting from Buyer’s review of a Seller Tax Return (each, a “Disputed Tax Issue”). If Buyer and Seller fail to reach such an agreement within thirty (30) days after delivery of such Seller Tax Return, then the Accountant will be engaged by the Parties to resolve each Disputed Tax Issue. The Accountant: (1) will be jointly engaged by Seller and Buyer; (2) will be provided, within ten (10) days of accepting the engagement, with a definitive written statement from each of Seller and Buyer of its respective position with respect to each Disputed Tax Issue and a copy of the Seller Tax Return in dispute; (3) will be advised in the engagement letter that the Parties accept the Accountant as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the Disputed Tax Issues; (4) will be granted access to all records and personnel of the Company; and (5) will have thirty (30) days to carry out a review and prepare a written statement of its decision regarding the Disputed Tax Issues. In no event shall the Accountant’s determination of the Disputed Tax Issue be outside of the range of amounts claimed by the Parties. Each Party will be afforded the opportunity to present to the Accountant any material such Party deems relevant to the determination. The decision of the Accountant shall be final and binding upon the Parties except in the event of manifest error (with the relevant part of its determination being void and the matter being remitted to the Accountant for correction) or in the case of a subsequent adjustment by a Taxing Authority, and shall be in substitution for and precludes the bringing by any Party of any Proceedings, including in any court, in connection with any dispute under this Section 7.2(a)(i), except in the case of a subsequent adjustment by a Taxing Authority. The fees and expenses of the Accountant incurred in resolving the disputed matter shall be shared equally by Seller, on the one hand, and Buyer, on the other hand. If the Disputed Tax Issue is not resolved before the due date (taking into account all valid extensions) for an applicable Seller Tax Return, such Seller Tax Return shall be filed as proposed by Seller; provided, that Buyer shall, if applicable, promptly amend such Seller Tax Return in a manner consistent with the Accountant’s determination. Seller shall pay to Buyer all Taxes shown as due and payable on such Seller Tax Return (other than any Tax liabilities of the Company that actually reduced the Closing Date Payment pursuant to Section 2.5(a)(i)(2)) not later than five (5) days before the due date thereof (taking into account all valid extensions). If any Disputed Tax Issue with respect to any Seller Tax Return is resolved by the Accountant after the due date of such Seller Tax Return (taking into account all valid extensions), (a) Seller shall pay to Buyer an amount equal to the amount by which the amount of any Taxes shown as due and payable on such Seller Tax Return as determined by the Accountant exceeds the amount of any Taxes previously paid by Seller to Buyer pursuant to this Agreement with respect to such Seller Tax Return (including pursuant to Section 2.5(a)(i)(2)) or (ii) Buyer shall pay to Seller an amount equal to the amount by which the amount of any Taxes previously paid by Seller to Buyer pursuant to this Agreement with respect to such Seller Tax Return (including pursuant to Section 2.5(a)(i)(2)) exceeds the amount of any Taxes shown as due and payable on such Seller Tax Return as determined by the Accountant, in each case within five (5) days of the Accountant’s resolution of all Disputed Tax Issues with respect to such Seller Tax Return. Buyer shall cause such Seller Tax Returns to be properly filed and shall cause the Company to pay to the appropriate Taxing Authority the amount of Taxes shown to be due on such Seller Tax Return.

(ii)         Buyer Tax Returns. Buyer shall (a) cause the Company to prepare and file Tax Returns that are required to be filed by the Company for each Straddle Period, with each such Tax Return prepared in a manner consistent with practices followed in prior years by the Company with respect to similar Tax Returns except as required by applicable Law (the “Buyer Tax Returns”), and (b) determine in accordance with Section 7.2(b) the amount of Seller Taxes reflected on each Buyer Tax Return (“Seller’s Share”). Buyer shall provide a copy of each such Buyer Tax Return and calculation of Seller’s Share related thereto, together with all supporting documentation and workpapers, to Seller for Seller's review and comment at least thirty (30) days prior to the due date (taking into account all valid extensions) for filing such Buyer Tax Return (unless such Buyer Tax Return is due within thirty (30) days of the Closing Date, in which case Buyer shall provide a copy of such Buyer Tax Return to Seller as soon as reasonably practical after the Closing Date). Buyer shall include any reasonable comments provided in writing by

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Seller to Buyer at least five (5) days prior to the due date (taking into account all valid extensions) for filing such Buyer Tax Return. Buyer and Seller shall attempt in good faith to reach agreement with respect to any Disputed Tax Issue and the determination of Seller’s Share with respect to any Buyer Tax Return. If Buyer and Seller reach an agreement with respect to the amount of the Seller’s Share with respect to a Buyer Tax Return, Seller shall pay to Buyer such amount not later than five (5) days before the due date thereof (taking into account all valid extensions). If Buyer and Seller fail to reach an agreement with respect to the amount of Seller’s Share with respect to a Buyer Tax Return prior to the due date of such Buyer Tax Return (taking into account all valid extensions), Seller shall pay to Buyer the amount that Seller does not dispute is the Seller’s Share not later than five (5) days before the due date thereof (taking into account all valid extensions). If Buyer and Seller shall fail to reach such an agreement within thirty (30) days after delivery of such Buyer Tax Return and, if applicable, such determination of Seller’s Share, then the Accountant will be engaged by the Parties to resolve each Disputed Tax Issue and to determine the Seller’s Share. The Accountant: (1) will be jointly engaged by Seller and Buyer; (2) will be provided, within ten (10) days of accepting the engagement, with a definitive written statement from each of Seller and Buyer of its respective position with respect to each such Disputed Tax Issue and the calculation of the Seller’s Share and a copy of each of the Buyer Tax Return in dispute and the calculation of Seller’s Share; (3) will be advised in the engagement letter that the Parties accept the Accountant as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the Disputed Tax Issues and the calculation of the Seller’s Share; (4) will be granted access to all records and personnel of the Company; and (5) will have thirty (30) days to carry out a review and prepare a written statement of its decision regarding the Disputed Tax Issues and the calculation of the amount of the Seller’s Share. In no event shall the Accountant’s determination of the Seller’s Share be outside of the range of amounts claimed by the Parties. Each Party will be afforded the opportunity to present to the Accountant any material such Party deems relevant to the determination. The decision of the Accountant shall be final and binding upon the Parties except in the event of manifest error (with the relevant part of its determination being void and the matter being remitted to the Accountant for correction) or in the case of a subsequent adjustment by a Taxing Authority, and shall be in substitution for and precludes the bringing by any Party of any Proceedings, including in any court, in connection with any dispute under this Section 7.2(a)(ii), except in the case of a subsequent adjustment by a Taxing Authority. The fees and expenses of the Accountant incurred in resolving the disputed matter shall be shared equally by Seller, on the one hand, and Buyer, on the other hand. If the Disputed Tax Issue and the calculation of the amount of the Seller’s Share are not resolved before the due date (taking into account all valid extensions) for an applicable Buyer Tax Return, such Buyer Tax Return shall be filed as proposed by Buyer; provided, that Buyer shall, if applicable, promptly amend such Buyer Tax Return in a manner consistent with the Accountant’s determination. If the amount of the Seller’s Share with respect to any Buyer Tax Return is resolved after the due date of such Buyer Tax Return by the Accountant (taking into account all valid extensions), (i) Seller shall pay over to Buyer an amount equal to the amount by which the amount of the Seller’s Share as determined by the Accountant with respect to such Buyer Tax Return exceeds the amount, if any, previously paid by Seller to Buyer pursuant to this Agreement with respect the Seller’s Share of such Buyer Tax Return or (ii) Buyer shall pay to Seller an amount equal to the amount by which the amount previously paid by Seller to Buyer pursuant to this Agreement with respect to the Seller’s Share of such Buyer Tax Return exceeds the amount of the Seller’s Share as determined by the Accountant with respect to such Buyer Tax Return, in each case within five (5) days of the Accountant’s resolution of all Disputed Tax Issues with respect to such Buyer Tax Return. Buyer shall cause to be paid to the appropriate Tax Authority the amount of Taxes shown to be due on each Buyer Tax Return.

(b)                Straddle Period Allocation. The portion of Taxes attributable to a Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period shall be determined as follows:

(i)         in the case of any real property, personal property, ad valorem, and similar Taxes (“Property Tax”) attributable to a Straddle Period, the amount of such Property Tax attributable to the Pre-

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Closing Tax Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in such Straddle Period; and

(ii)         in the case of any Tax that is based on income, sales, revenue, production, compensation or similar items, or other Taxes not described in Section 7.2(b)(i), and pertains or is attributable to a Straddle Period, the amount any such Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of and including the Closing Date.

Notwithstanding the foregoing, (a) exemptions, allowances, or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned ratably between such periods on a daily basis; (b) any franchise Tax paid or payable with respect to the Company shall be allocated to the Tax period during which the gross receipts, income, operations, assets, margin, or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax, and if the Tax period to which such franchise Tax is so allocated is a Straddle Period, then such franchise Tax allocated to a Straddle Period shall be determined in the manner set forth in Section 7.2(b)(ii); and (c) no election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) to ratably allocate the Company’s items. At least ten (10) days before the Closing Date, Seller shall provide Buyer with its reasonable estimate of the ad valorem Property Taxes of the Company for the Pre-Closing Tax Period (based upon the most recent property tax bills available).

(c)                Amended Tax Returns. Except as otherwise contemplated by this Agreement, Buyer shall not, and shall not cause or permit any of its Affiliates or the Company, to (i) amend, modify, or re-file any Tax Return of the Company that covers a Pre-Closing Tax Period; (ii) make or change any Tax election that affects any Pre-Closing Tax Period of the Company, or (iii) take any action or position that results in any increased Tax liability (including a reduction in a refund) of the Company with respect to Pre-Closing Tax Periods, in each case without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

(d)                Tax Contests.

(i)         Buyer shall notify Seller in writing within ten (10) days of receipt by Buyer (or any Buyer Indemnitee) of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments, or other administrative or judicial Proceedings with the purpose or effect of re-determining Taxes of or with respect to the Company (including any administrative or judicial review of any claim for refund) for which Seller could reasonably be expected to be required to provide indemnification pursuant to this Agreement (a “Tax Contest”), and shall provide Seller with a copy of any such written notice. Seller shall notify Buyer in writing within ten (10) days of receipt by Seller of written notice of any pending or threatened Tax Contest, and shall provide Buyer with a copy of any such written notice. The failure of either Buyer or Seller to provide a notification described in this Section 7.2(d)(i) shall not release Seller or Buyer, respectively, from its obligations hereunder except to the extent, and only to the extent, that the Party that was supposed to receive the notification is prejudiced as a result of such failure.

(ii)         Seller, at its expense, shall have the right to control and defend the conduct of any Tax Contest covering a taxable period ending on or prior to the Closing Date (a “Pre-Closing Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice; provided, however, that (A) Seller shall keep Buyer reasonably informed regarding the progress and substantive aspects of the Pre-Closing Tax Contest, (B) Buyer may retain separate co-counsel at its sole cost and expense, and participate

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in the defense of with respect to the Pre-Closing Tax Contest, including having an opportunity to review and reasonably comment on any written materials prepared in connection with such Pre-Closing Tax Contest and the right to attend and participate in any conferences relating thereto, and (C) Seller will not settle or consent to the entry of any Order or other similar determination or finding with respect to such Pre-Closing Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any Claims pending as of the Closing Date for refund of Property Taxes with respect to Property Taxes which were paid by or on behalf of the Company prior to the Closing Date shall be deemed to be a Pre-Closing Tax Contest.

(iii)         Buyer shall have the right to control and defend (x) any Tax Contest covering any Straddle Period, and (y) any Pre-Closing Tax Contest for which Seller has not assumed its right to control and defend such Pre-Closing Tax Contest as contemplated by Section 7.2(d)(ii) (each, an “Other Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice, provided, that, with respect to any Tax items in the Other Tax Contest for which the resulting Tax liability Seller would be required to provide indemnification pursuant to this Agreement, (A) Buyer shall keep Seller reasonably informed regarding the progress and substantive aspects of such Tax items in the Other Tax Contest, (B) Seller may retain separate co-counsel at its sole cost and expense, and participate in the defense of such Tax items in the Other Tax Contest, including having an opportunity to review and reasonably comment on any written materials prepared in connection with such Tax items in the Other Tax Contest and the right to attend and participate in any conferences relating thereto, and (C) Buyer will not settle or consent to the entry of any Order or other similar determination or finding with respect to such Tax items in the Other Tax Contest without the prior written consent of Seller (which consent shall not to be unreasonably withheld, conditioned, or delayed).

(iv)         For the avoidance of doubt, the term Tax Contest shall not include, and this Section 7.2(d) shall not apply to, any audits, adjustments, claims, examinations, assessments or other administrative or judicial proceedings with the purpose or effect of re-determining Taxes of or with respect to any Tax Return of any Seller Consolidated Group (which includes the consolidated U.S. federal income tax return of any Seller Consolidated Group).

(e)                Refunds. The amount of any refund of Taxes of the Company for any Pre-Closing Tax Period (other than any refund resulting from the carryback of a net operating loss or other Tax attribute from a period beginning after the Closing Date to a period ending on or prior to the Closing Date, which refund shall be for the account of Buyer) received by Buyer or the Company after the Closing Date (or credited against Taxes of Buyer or the Company attributable to Tax periods after the Closing Date) in respect of Taxes of the Company paid on or before the Closing Date or were otherwise borne by Seller pursuant to this Agreement (each a “Tax Refund”) shall be for the account of Seller; provided, that such amounts shall be net of (i) any third party costs or expenses incurred by the Company or Buyer after the Closing Date in obtaining such Tax Refunds after the Closing Date, (ii) any undisputed amounts owed by Seller pursuant to Section 7.2(a) or Section 10.2(a) and (iii) any Taxes borne by Buyer, the Company, or any of their Affiliates as a result of its receipt of such Tax Refund that are not otherwise borne by Seller pursuant to this Agreement. The amount of any refund of Taxes of the Company for any Tax period beginning after the Closing Date shall be for the account of Buyer. The amount of any refund of Taxes of the Company for any Straddle Period shall be equitably apportioned between Buyer and Seller in accordance with the principles set forth in Section 7.2(b). Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 7.2(e) the net amount of such Tax Refund within thirty (30) days after such refund is received. If there is a subsequent reduction by a Governmental Authority (or by virtue of a change in applicable Tax Law) of any amounts with respect to which a payment has been made to Seller pursuant to this Section 7.2(e), then Seller shall pay to Buyer an amount equal to such reduction plus any interest or penalties imposed by a Governmental Authority with respect to such reduction.

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(f)                 Cooperation. Each of Buyer and Seller, and each of their respective Affiliates, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of or with respect to the Company and/or during the course of any audit, litigation or other Proceeding with respect to Taxes of or attributable to the Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation, or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Seller and Buyer agrees, (i) that Seller shall retain all books and records with respect to Tax matters pertaining to the Company relating to any taxable period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods; shall provide copies of the foregoing to Buyer upon Buyer’s request; and shall abide by all record retention agreements entered into with any Taxing Authority; and (ii) to give the other Party (and following the Closing, Buyer agrees to cause the Company to give Seller) reasonable written notice prior to transferring, destroying or discarding any such material books and records and, on receipt of such notice, if the other Party so requests, Seller or Buyer shall, as applicable, allow the other Party to take possession of such books and records. Buyer and Seller further agree, upon request, to use Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Contemplated Transactions.

(g)                Transfer Taxes. All transfer, documentary, sales, general excise, use, stamp, registration, and other similar Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest), incurred in connection with the Contemplated Transactions (“Transfer Taxes”) shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due, and Buyer will file, or cause to be filed all necessary Tax Returns and other documents with respect to all such Transfer Taxes.

(h)                Tax Treatment of Indemnity Payments. Except as otherwise required by applicable Law, Buyer and Seller agree that any indemnification payments made under this Agreement shall be treated as Purchase Price adjustments for U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable).

(i)                 Tax Withholding. With respect to any amount of Taxes deducted or withheld by Buyer pursuant to Section 2.8, Buyer shall pay the full amount of any such Taxes deducted or withheld to the applicable Taxing Authority.

(j)                 Section 336(e) Elections.

(i)                        If the Closing occurs, Seller shall cause an election to be made under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder and under any comparable provision of applicable state, local, and foreign Law (collectively, the “Section 336(e) Elections”) with respect to the purchase of the Purchased Shares pursuant to this Agreement. To effect such Section 336(e) Elections, (1) on or before the Closing Date, Seller and the Company shall enter into a written, binding agreement (a “Section 336(e) Agreement”) to make the Section 336(e) Elections, as required by Treasury Regulations Section 1.336-2(h)(1)(i); (2) Seller shall cause the “common parent” (within the meaning of such term in Section 1504 of the Code) of the Seller Consolidated Group to retain a copy of the Section 336(e) Agreement, as required by Treasury Regulations Section 1.336-2(h)(1)(ii); (3) Seller shall prepare the Section 336(e) statements required by Treasury Regulations Section 1.336-1(h)(1)(iii) and cause such statements to be attached to the consolidated federal income Tax Return (and any corresponding state or local income Tax Returns) of the Seller Consolidated Group for the Tax year that includes the Closing Date; and (4) Seller shall provide a copy of the Section 336(e) statements described in clause (3) to the

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Company on or before the due date (including extensions) for filing such consolidated federal income Tax Return (and any corresponding state or local income Tax Returns) for the Tax year that includes the Closing Date, as required by Treasury Regulations Section 1.336-2(h)(1)(iv). Seller and Buyer shall (and shall cause their Affiliates to) (A) take all necessary steps (including the timely filing of all required Tax Returns) to properly make and preserve the Section 336(e) Elections in accordance with applicable federal income Tax Law (and any corresponding provisions under applicable state, local or foreign Law); and (B) report the purchase of the Purchased Shares consistent with such Section 336(e) Election and not take any position contrary thereto or action that could cause the Section 336(e) Elections to be invalid. Seller and Buyer agree that any income and gain recognized as a result of, and in accordance with, the making of such Section 336(e) Election will be included in the consolidated federal income Tax Return of the Seller Consolidated Group for the Tax year that includes the Closing Date, and Seller will pay the Taxes attributable to the making of the Section 336(e) Elections.

(k)                Purchase Price Allocation.

(i)         Buyer shall deliver to Seller, within one hundred and twenty (120) days of the Closing Date, a proposed allocation schedule (the “Allocation Schedule”) allocating the “aggregate deemed sales price” and the “adjusted grossed-up basis” (as defined under applicable Treasury Regulations) that results from the Section 336(e) Elections among the Assets in accordance with Section 336 of the Code and the applicable Treasury Regulations promulgated thereunder.

(ii)         The Allocation Schedule delivered by Buyer to Seller shall become final and binding upon Buyer and Seller on the fifteenth (15th) day following the date it is delivered by Buyer to Seller, unless prior to such date Seller notifies Buyer in writing of any objections to such Allocation Schedule (an “Allocation Schedule Notice of Disagreement”). An Allocation Schedule Notice of Disagreement shall specifically set forth all of Seller’s disputed items to the Allocation Schedule, together with Seller’s proposed changes thereto, including an explanation in reasonable detail of the basis on which Seller proposes such changes. If Seller has delivered a timely Allocation Schedule Notice of Disagreement, then Buyer and Seller shall use their good faith efforts to reach agreement on the disputed items to determine the final and binding Allocation Schedule. If all of Seller’s disputed items with respect to the Allocation Schedule have not been resolved by Buyer and Seller by the thirtieth (30th) day following the date that Buyer receives the Allocation Schedule Notice of Disagreement, then the items that are still disputed shall be submitted to binding arbitration to be determined by the Accountant. The Accountant’s determination of the disputed issues shall in no event be more favorable to Buyer than reflected on the Allocation Schedule as proposed by Buyer or more favorable to Seller than reflected in the proposed changes to the Allocation Schedule delivered by Seller in the Allocation Schedule Notice of Disagreement. Following the determination by the Accountant, the Allocation Schedule shall be revised to include the determination of the Accountant on the disputed issues, and such revised Allocation Schedule shall be final and binding upon Buyer and Seller. The fees and expenses of any such arbitration shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

(iii)         Any adjustment of the Purchase Price, and to any other items of consideration, cost or expense taken into account in the Allocation Schedule for U.S. federal income tax purposes, will be allocated by Buyer in a manner consistent with the Allocation Schedule that has become final and binding pursuant to the provisions of this Section 7.2(k), including the dispute resolution mechanism therein. The Allocation Schedule, including as adjusted pursuant to this Section 7.2(k)(iii), shall be final and binding on the Parties. Except as otherwise required by a “determination” (as defined in Code Section 1313) or similar provisions of state, local or foreign Law, (A) each of Buyer and Seller shall, and shall cause each of its Affiliates, to report, act and file all Tax Returns in all respects and for all purposes consistent with the Allocation Schedule determined to be final and binding pursuant to this Section 7.2(k), and (B) each of

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Buyer and Seller will not, and will not permit of any of its Affiliates to, take any action or position that is inconsistent with such final and binding Allocation Schedule.

(l)                 Tax Sharing Agreements. Any and all existing Tax Sharing Agreements to which the Company is a party shall be terminated, and all payables and receivables arising thereunder shall be settled, in each case, prior to the Closing Date.

(m)              Conflict. In the event of conflict between any of the provisions of this Section 7.2 and any other provision of this Agreement, the provisions of this Section 7.2 shall control.

Section 7.3              Third Person Consents Not Obtained Prior To Closing.

(a)                Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Seller Contract or any benefit arising under or resulting from such Seller Contract if an attempted assignment thereof, without a required Third Person Consent or Authorization, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such Seller Contract, would violate or otherwise is not permitted by Law or would in any way adversely affect the rights of Seller or, upon transfer, of the Company under or in respect of such Seller Contract. If any transfer or assignment by Seller to, or any assumption by the Company of, any interest in, or Obligation under, any Seller Contract, requires any Third Person Consent or Authorization, then no such assignment or assumption shall be made without such Third Person Consent or Authorization being obtained. To the extent any Seller Contract may not be assigned to the Company by reason of the absence of any such Third Person Consent or Authorization, the Company shall not be required to assume any Obligations arising under such Seller Contract; provided, however, that upon the receipt of any such Third Person Consent or Authorization after the Closing, such Seller Contract shall be assigned to the Company and the Company shall assume such Seller Contract.

(b)                If any such Third Person Consent or Authorization is not obtained prior to the Closing Date, Seller shall, to the extent not prohibited by the terms of any applicable Seller Contract or Law and until the receipt of such Third Person Consent or Authorization, hold the Seller Contract, subject to such Third Person Consent or Authorization, together with any proceeds therefrom, in trust for the Company, and Seller and the Company shall cooperate (each at its own expense) in any mutually acceptable, lawful and reasonable arrangement under which the Company shall obtain, to the extent practicable, the economic rights and benefits under such Seller Contract with respect to which the Third Person Consent or Authorization has not been obtained in accordance with this Agreement. Such reasonable arrangement may include the entering into of a subcontract, sublicense, sublease or other similar arrangement between Seller and the Company. During the period from Closing until such Third Person Consent or Authorization is obtained, Seller will use Commercially Reasonable Efforts to enforce such Seller Contracts for the benefit of the Company, on the condition that the Company shall bear all costs and expenses (including legal expenses) related to such enforcement. If the Company is able to receive the economic rights and benefits under such Seller Contract, such economic rights and benefits shall constitute an Asset, and the Obligations, if any, related to such economic rights and benefits under such Asset shall constitute Obligations of the Company (other than any Obligations arising out of or relating to a breach or any operation of the Business or the ownership or operation of the Assets that occurred prior to the Closing), as applicable. Seller’s Obligations under this Section 7.3(b) shall expire as of the second (2nd) annual anniversary of the Closing Date.

Section 7.4              Multi-Site Contracts. Schedule 7.4 sets forth a list of certain “master” contracts and agreements that the Company is a party to, or otherwise authorized to utilize, and which pertain to multiple refineries and facilities owned by Seller and its Affiliates in addition to the Assets (each, a “Multi-Site Contract” and collectively, the “Multi-Site Contracts”). Some of those Multi-Site Contracts may

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constitute Seller Contracts or Material Company Contracts. With respect to all Multi-Site Contracts, Buyer acknowledges and agrees that the Company shall not be entitled to remain or become a party thereto, or otherwise make use thereof, after Closing, and it is Seller’s intention to terminate all Multi-Site Contracts as to the Company effective as of Closing. Notwithstanding such termination, the Company shall be obligated to honor any work releases, purchase commitments or other similar commitments made by them under any Multi-Site Contracts prior to Closing, but not yet fully performed or satisfied as of Closing, so long as such commitments were not made in violation of Seller’s Obligations under Section 6.1. To the extent a Multi-Site Contract by its terms is not terminable as to the Company, Buyer covenants and agrees to (i) negotiate in good faith with the counterparty(ies) to such Multi-Site Contract in an effort to enter into a new agreement between such counterparty(ies) and the Company as soon as reasonably practicable as possible following Closing, and (ii) until such new agreement becomes effective, honor the terms of the Multi-Site Contract and not make any elective purchases or other elective commitments thereunder. Buyer acknowledges that the terms and conditions of Multi-Site Contracts that relate to other facilities of Seller and its Affiliates other than the Refinery (including rate sheets and other commercial terms and conditions covering such other facilities) are confidential and proprietary information of Seller and its Affiliates, and Buyer shall destroy any such information it may inadvertently obtain, and shall not use such information for any purpose. Without limiting any of Buyer’s other indemnification Obligations under this Agreement, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees against any and all Claims and Losses arising out of Buyer’s breach or utilization of any Multi-Site Contract after Closing.

Section 7.5              Operation of Business. During the period commencing at the Closing and ending at the Measurement Time, Buyer (with respect to the Company and the Business) shall, and shall cause the Company to operate and maintain the properties and assets of the Company and the Business in the ordinary course of business (including maintenance of appropriate insurance coverages with respect to the assets to be measured hereunder as of the Measurement Time) and not enter into or effect any transaction outside the ordinary course of business except as otherwise required by applicable Law; provided that Buyer may cause the Company to enter into financing arrangements during such period, which financing arrangements would constitute Company Assumed Liabilities and would not be in derogation of any representations and warranties in Article III or Article IV.

Section 7.6              Seller’s Names; Removal of Logos and Signs.

(a)                Except as provided in this Section 7.6, following the Closing, Buyer will not (and will cause the Company not to) use or otherwise exploit the Alon Marks in the operation of the Business. As promptly as practicable following the Closing Date, but in no event later than one hundred eighty (180) days after the Closing Date, Buyer will stop (and will cause the Company to stop) using the Alon Marks in any form in the operation of the Business, including by removing, permanently obliterating or covering all references to the Alon Marks that appear on any Assets, including all signage, storage containers, uniforms and clothing, promotional or advertising literature, stationery, purchase order forms, office forms and labels, packaging, manuals, policy books, reference materials and other such documents (including signs displaying Seller’s or its Affiliates’ emergency contact telephone numbers or otherwise using or displaying the Alon Marks or the phrase “Alon,” “Delek” or “Paramount” in whole or in part). As promptly as practical after the Closing Date, Buyer shall post Buyer’s emergency contact telephone numbers in place of any of Seller’s or its Affiliates’ emergency contact telephone numbers. Without limiting the foregoing restrictions, until such time as the Alon Marks are removed or covered by Buyer or the Company as provided above, in no event will Buyer or the Company use or display the Alon Marks in any way other than in the same manner used by the Business immediately prior to the Closing Date and all signs and graphics incorporating any of the Alon Marks shall be maintained by Buyer and the Company in keeping with a first class operation. During any period that the Company is using the Alon Marks as provided in this Section 7.6, the Company shall use Commercially Reasonable Efforts to inform customers, suppliers and contractors that Buyer and the Company are not part of or Affiliates of Seller and that the Company are using the Alon

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Marks with permission solely to facilitate the transition of the Business. Notwithstanding anything to the contrary, neither Buyer nor the Company shall have any right to create any new materials to be used in the operation of the Business containing the Alon Marks or any right to transfer, assign, license or sublicense any of the Alon Marks. Neither Buyer nor the Company shall contest the validity of the Alon Marks, claim adversely to Seller or its Affiliates any right, title or interest in or to the Alon Marks, or the distinctive features of the designs used in connection with the Alon Marks, and shall not register, apply to register or aid a third party in registering any of the Alon Marks or a confusingly similar trademark or service mark.

(b)                Within four (4) Business Days following the Closing Date, Buyer shall (i) cause the Company to file appropriate documentation with the applicable Governmental Authorities to change the legal name of the Company to remove the name “Alon” and any name that would reasonably be expected to be confused therewith; (ii) provide Seller evidence of such filings; and (iii) take such other actions as required to cause the Company to abandon the name “Alon,” “Delek,” “Paramount” and any derivations thereof that would reasonably be expected to be confused therewith.

Section 7.7              Further Assurances. Without limiting Section 6.2, Seller and Buyer each agree that from time to time after the Closing Date they will execute and deliver and will cause their respective Affiliates to execute and deliver such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement and the Related Agreements, including with respect to any consent, authorization, order or approval sought from, or exemption, review, investigation or inquiry conducted by, any Governmental Authority in connection with this Agreement and the Contemplated Transactions; provided, however that the provisions of this Section 7.7 shall not impose any Obligation on any Party or its Affiliates greater than (and shall be subject to limitations similar to) the Obligations imposed on the Parties during the Interim Period pursuant to Section 6.2.

Section 7.8              Retention of and Access to Books and Records.

(a)                After the Closing Date, Seller will deliver or cause to be delivered to Buyer the Books and Records that are in the possession or control of Seller or its Affiliates other than Books and Records in the possession of the Company. Buyer agrees (and shall cause the Company to agree) to hold and maintain the Books and Records that are transferred to Buyer or the Company so that they may be reasonably retrievable and not to destroy or dispose of any portion thereof for a period of five (5) years from the Closing Date or such longer time as may be required by applicable Law, provided, that, if Buyer or the Company desires to destroy or dispose of such Books and Records during such period, they will first offer in writing at least ninety (90) days before such destruction or disposition to surrender them to Seller, and if Seller does not accept such offer within sixty (60) days after receipt of such offer, Buyer or the Company, as applicable, may proceed with the destruction of such Books and Records.

(b)                Unless in violation of Law, each Party agrees (and shall cause its Affiliates to agree) to afford the other Party and its Affiliates and their respective accountants and counsel, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records delivered to Buyer or other information that Seller retains that relates to the Assets or the Business (including those that are not “Books and Records”) at no cost to such Party or its Affiliates (other than for reasonable out-of-pocket copying expenses); provided, however, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under applicable Law. Without limiting the generality of the preceding sentences, each Party agrees to provide the other Party and its Affiliates reasonable access to and the right to make copies of the Books and Records or other information (excluding confidential, privileged or proprietary information) that Seller retains that relates to the Assets or the Business (including those that are not “Books and Records”) after the Closing Date, for the purposes of assisting such Party and its Affiliates (i) in complying with the Obligations under this

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Agreement or the Related Agreements (including to comply with any indemnity obligations), (ii) in preparing and delivering any accounting statements provided for under this Agreement or the Related Agreements and adjusting, prorating and settling the charges and credits provided for in this Agreement or the Related Agreements, (iii) in the case of Seller, in owning or operating the Excluded Assets or Retained Liabilities, (iv) in preparing Tax Returns or in responding to or disputing any Tax audit, Tax appeal, other Tax proceeding, (v) in asserting, defending or otherwise dealing with any Claim, known or unknown, under this Agreement or the Related Agreements or, in the case of Seller, with respect to Excluded Assets or Retained Liabilities or (vii) in asserting, defending or otherwise dealing with any Third-Party Claim or dispute by or against a Party or its Affiliates relating to the Business or the Assets.

Section 7.9              Intellectual Property.

(a)                Seller Process Licenses. Seller shall transfer to the Company or cause the transfer of (A) all licenses of Intellectual Property held by Seller or its Affiliates that are used exclusively in connection with the operation of the Refinery process units or other Assets as currently operated or as operated immediately prior to the Closing, and (B) that portion of any license agreement covering the Refinery or other Assets as well as other facilities or assets owned by Seller or its Affiliates (a “Multi-Site License”) that is allocable to the operation of the Refinery process units or other Assets as currently operated or as operated immediately prior to the Closing (the interests in the foregoing clauses (A) and (B) being herein collectively referred to as the “Licensed Technology Rights”), in all cases only to the extent that such Licensed Technology Rights are freely transferable or to the extent that the licensor otherwise agrees to such transfer, it being understood that Seller makes no representations or warranties as to the assignability or transferability of any Licensed Technology Rights. Buyer shall be solely responsible for seeking the consent of the licensor(s) of any such Licensed Technology Rights and for paying any costs associated with the transfer of such Licensed Technology Rights or the issuance of replacement licenses; provided, however, that Seller agrees to (i) reasonably cooperate in requesting such transfers and in executing any reasonable transfer or assignment documents that do not impose any Obligations on Seller, and (ii) pay any accrued and unpaid royalties arising out of Seller’s use of the Licensed Technology Rights at the Refinery prior to Closing. Without limiting the foregoing, Buyer agrees that Seller shall not be obligated to transfer any Licensed Technology Rights to the Company where such transfer would require Seller or its Affiliates to surrender any paid-up capacity or other rights allocable to other facilities owned by Seller or its Affiliates (but for the avoidance of doubt, Seller will agree to release any Licensed Technology Rights allocable to the Refinery or other Assets under a Multi-Site License). Effective as of and related to the period on and after the Closing Date, Buyer or the Company shall be solely responsible for complying with all Obligations (including non-disclosure, export control and grant-back obligations) under Licensed Technology Rights used by the Company after Closing and shall indemnify, defend and hold the Seller Indemnitees harmless in accordance with Section 10.3 against any Losses they may suffer by reason of Buyer’s or the Company’s failure to do so. Without limiting the foregoing, Buyer shall indemnify, defend and hold the Seller Indemnitees harmless in accordance with Section 10.3 against any Losses they may suffer by reason of Buyer’s or the Company’s use of Licensed Technology Rights beyond the use of such rights by the Company as of the Closing.

(b)                Seller’s obligations under this Section 7.9 shall expire on the second (2nd) annual anniversary of the Closing Date.

Section 7.10           Collection of Amounts Owed to a Party. In the event any Party receives any funds or other property that belongs to another Party then the receiving Party shall receive and hold such funds and property in trust for the benefit of the rightful Party and shall promptly forward such funds and property to the rightful Party. It is the intention of the Parties that, as between the Parties, Seller shall be entitled to all income attributable to the operations conducted prior to the Measurement Time and Buyer shall be entitled to all income attributable to the operations conducted after the Measurement Time. Each

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Party shall pay to the other Party, promptly after receipt thereof, any amount received by said Party from any third party with respect to (i) rentals, fees or other revenues relating to the Operations and attributable to the ownership period of the other Party; and (ii) products delivered, services performed or other obligations performed by the other Party and attributable to the ownership period of such other Party.

Section 7.11           Releases.

(a)                Simultaneously with the Closing, Seller, on behalf of itself and its Affiliates (other than the Company), hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Closing Date, to the fullest extent permitted by Law, the Company from any and all debts, Obligations, Claims, Proceedings, judgments or controversies of any kind whatsoever (collectively, “Pre-Transaction Claims”) that Seller and its Affiliates (other than the Company), may possess, if any, against the Company to the extent arising out of or based upon any agreement or understanding or act or failure to act (including any act or failure to act that constitutes ordinary or gross negligence or reckless or willful, wanton misconduct), misrepresentation, omission, transaction, fact, event or other matter occurring prior to the Closing Date (whether based at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, “Pre-Transaction Matters”), including: (i) claims by Seller with respect to repayment of loans or other indebtedness; (ii) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which Seller or any of its Affiliates (other than the Company), is a party; and (iii) Claims by Seller and its Affiliates (other than the Company), with respect to dividends, distributions, violations of preemptive rights and Seller’s status as a stockholder, option holder or other security holder of the Company; provided, however, that this Section 7.11(a) shall not apply to any Claim or Obligation pursuant to this Agreement or the Related Agreements. Seller, on behalf of itself and its Affiliates (other than the Company), hereby further agrees, from and after the Closing Date, not to file or initiate any Proceeding before any Governmental Authority on the basis of or respecting any Pre-Transaction Claim concerning any Pre-Transaction Matter that is released under this Section 7.11(a).

(b)                Simultaneously with the Closing, Buyer, on behalf of the Company, hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Closing Date, to the fullest extent permitted by Law, Seller and its Affiliates from any and all Pre-Transaction Claims that the Company may possess, if any, against Seller and its Affiliates to the extent arising out of or based upon any Pre-Transaction Matters, including: (a) claims by the Company with respect to repayment of loans or other indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which either of the Company, is a party; and (c) Claims by the Company with respect to dividends and distributions; provided, however, that this Section 7.11(b) shall not apply to any Claim or Obligation pursuant to this Agreement or the Related Agreements. Buyer, on behalf of the Company, hereby further agrees, from and after the Closing Date, not to file or initiate any Proceeding before any Governmental Authority on the basis of or respecting any Pre-Transaction Claim concerning any Pre-Transaction Matter that is released under this Section 7.11(b).

(c)                The foregoing releases of Section 7.11(a) and Section 7.11(b) extend to all Claims covered by the foregoing paragraphs, whether or not claimed or suspected, and constitutes a waiver of each and all the provisions of the California Civil Code, Section 1542 (to the extent it would be applicable), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

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The Parties acknowledge and understand the significance and consequence of this waiver of Section 1542 (to the extent it would be applicable). For the avoidance of doubt, the Parties acknowledge that the law of Delaware governs this Agreement and the reference to California Civil Code, Section 1542 is not intended to indicate otherwise or modify or amend Section 10.8.

Section 7.12           Cleaning Plan, Tank Lease, and Cleaning Costs. Schedule 7.12 sets forth the agreement of the Parties related to the Cleaning Work (as defined therein).

Section 7.13           Environmental Acknowledgements.

Buyer understands and acknowledges:

(a)                The Assets have been used for the refining and production of crude oil for the last eighty (80) years. Area 1 began operating as Mohawk Petroleum Company in 1932, and the US Government built Area 2 in 1942. The Refinery has been operated by numerous companies, including Mohawk Petroleum, the US Government, Reserve Oil and Gas, Getty Petroleum, Texaco, Shell, Equilon, and Big West. There have been numerous Releases of Hazardous Materials at the Refinery, most of which have occurred prior to Seller’s ownership of the Refinery. The Refinery is under Cleanup and Abatement Order No. R5-2010-0701 (the “CAO”) issued by the California Regional Water Quality Control Board to remediate certain Releases of Hazardous Materials. As of December 31, 2018, more than 1,710,785 gallons of Hazardous Materials (petroleum hydrocarbons) have been recovered from the soils and groundwater beneath the Refinery by the Area 1 and Area 2 SVE systems.

(b)                The Assets may contain Hazardous Materials, including inter alia asbestos in pipe coating, undisplaced petroleum hydrocarbon products in pipelines, coats of lead-based paints, polychlorinated biphenyls (“PCBs”) in transformers, rectifiers, paints, caulks and other electrical or building materials, mercury in electrical switches and other equipment, and Naturally Occurring Radioactive Material (“NORM”) in various potential forms. Special procedures may be required for the remediation, removal, transportation and disposal of such affixed or attached materials. Notwithstanding any provision to the contrary contained in this Agreement, the Company Environmental Liabilities shall include all Obligations with respect to the future abandonment or removal of NORM, lead-based paint, undisplaced petroleum hydrocarbon products, mercury, asbestos or PCBs to the extent contained in or on the Assets.

Section 7.14           Childhood Lead Poisoning Prevention Fees. Seller shall retain and agrees to pay, perform, and discharge when due (as a Retained Liability), payments of California Childhood Lead Poisoning Prevention Fees (“Childhood Lead Fees”) to the extent assessed against the Company with respect to activities of the Company prior to the Closing Date. Childhood Lead Fees that are assessed against the Company with respect to activities of the Company from and after the Closing Date shall be Company Assumed Liabilities. Any Claim by Buyer or the Company for indemnification pursuant to this Section 7.14 shall be subject to the procedures set forth in Section 10.4. Additionally, Seller shall have the right to control the discussions, communications, and negotiations with (including meetings or teleconferences with, or hearings before) any Governmental Authority with respect to any proposed Childhood Lead Fees. Buyer shall provide (and shall cause the Company to provide) reasonable assistance and cooperation in order to minimize the amount of Childhood Lead Fees actually imposed.

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Article VIII

CLOSING CONDITIONS

Section 8.1              Conditions to Obligations of Each Party Under this Agreement. The respective Obligations of Buyer and Seller to consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the Parties, in whole or in part, to the extent permitted by Law:

(a)                Any waiting or review period applicable to the Contemplated Transactions under applicable antitrust, trade regulation or foreign investment Laws and regulations shall have expired or been terminated;

(b)                No temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other statute, rule or legal restraint of a Governmental Authority shall be in effect preventing the consummation of the Contemplated Transactions; and

(c)                There shall not be pending or threatened in writing any Proceeding instituted by any Governmental Authority to materially restrain, prohibit or otherwise materially interfere with or obtain substantial monetary damages in connection with the consummation of the Contemplated Transactions.

Section 8.2              Additional Conditions to Seller’s Obligations. The Obligations of Seller to affect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by Law:

(a)                The representations and warranties of Buyer made in Section 5.1 (Organization and Qualification) and Section 5.2 (Authority; Enforceability) shall be complete and correct in all respects when made and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties that speak only as of a specific date or time, which need be so complete and correct only as of such date or time). The other representations and warranties of Buyer made in Article V shall, when read without any qualification as to “materiality” or “material adverse effect” or another similar qualifier shall be complete and correct in all respects when made and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need be so complete and correct only as of such date or time) except where the failure to be so complete and correct, individually and in the aggregate, has not had and is not reasonably likely to have a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions or to perform its Obligations under this Agreement, and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect;

(b)                Buyer shall have performed or complied in all material respects with all Obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect;

(c)                All Third Person Consents and all Authorizations specified in Schedule 8.2(c) shall have been obtained; and

(d)                Since the Execution Date, there must not have been any event or series of events which has had or would reasonably be expected to have a Material Adverse Effect.

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Section 8.3              Additional Conditions to Buyer’s Obligations. The Obligations of Buyer to affect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by Law:

(a)                The representations and warranties of Seller made in Section 3.1 and Section 4.1 (Organization and Qualification), Section 3.2 and Section 4.2 (Authority; Enforceability), Section 3.5 (Ownership of the Purchased Shares), and Section 4.4 (Capitalization of the Company) shall be complete and correct in all respects when made and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties that speak only as of a specific date or time, which need be so complete and correct only as of such date or time). The other representations and warranties of Seller made in Article III and Article IV shall, when read without any qualification as to “materiality” or “Material Adverse Effect” or another similar qualifier shall be complete and correct in all respects when made and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need be so complete and correct only as of such date or time) except where the failure to be so complete and correct, individually and in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the Contemplated Transactions or to perform its Obligations under this Agreement, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect;

(b)                Seller shall have performed or complied in all material respects with all Obligations required by this Agreement to be performed or complied with by it on or prior to Closing Date, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect;

(c)                All Third Person Consents and all Authorizations specified in Schedule 8.2(c) shall have been obtained; and

(d)                Since the Execution Date, there must not have been any event or series of events which has had or would reasonably be expected to have a Material Adverse Effect.

Article IX

TERMINATION

Section 9.1              Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by mutual written consent of Seller and Buyer;

(b)                by Seller or Buyer upon written notice to the other Party, if the Closing contemplated hereby shall not have occurred or shall have become incapable of occurring as of the Long Stop Date, provided that the failure to Close or inability to Close as of the Long Stop Date is not due, inter alia, to any breach by the Party seeking to terminate this Agreement of any of its representations, warranties, covenants or other Obligations contained in this Agreement;

(c)                by Seller (so long as Seller is not then in material breach of any of its representations, warranties, covenants or other Obligations contained in this Agreement), if there has been a breach of any of Buyer’s representations, warranties, covenants or other Obligations contained in this Agreement that would result in the failure of a condition set forth in Section 8.2, and which breach has not

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been cured or cannot be cured within the earlier of the Long Stop Date or thirty (30) days following the delivery to Buyer by Seller of a written notice of such breach specifying particularly such breach; or

(d)                by Buyer (so long as Buyer is not then in material breach of any of its representations, warranties, covenants or other Obligations contained in this Agreement), if there has been a breach of any of Seller’s representations, warranties, covenants or other Obligations contained in this Agreement that would result in the failure of a condition set forth in Section 8.3, and which breach has not been cured or cannot be cured within the earlier of the Long Stop Date or thirty (30) days following the delivery to Seller by Buyer of a written notice of such breach specifying particularly such breach.

Section 9.2              Extension of Long Stop Date. In the event the Closing has not occurred as of August 26, 2019, then Buyer shall have the right, but not the obligation, to extend the Long Stop Date to September 27, 2019 by providing written notice thereof to Seller by 5:00 p.m. Central Daylight Time on August 26, 2019 and paying to Seller a non-refundable payment in an amount equal to $500,000 (the “Extension Payment”) which shall be paid to Seller no later than August 27, 2019 by wire transfer or delivery of other immediately available funds to an account, or accounts, designated by Seller. In the event Buyer fails to provide such notice on August 26, 2019 or in the event Buyer provides such notice to Seller but Seller does not receive the Extension Payment as required by 5:00 p.m. Central Daylight Time on August 27, 2019 then the Long Stop Date shall not be extended beyond August 27, 2019 unless the Parties expressly agree in writing to extend the Long Stop Date. If the Closing eventually occurs, an amount equal to the Extension Payment will be applied to the Purchase Price as provided in Section 2.5(a)(i). The Extension Payment shall be fully earned by Seller upon payment by Buyer and shall NOT be refundable (in that it shall not be returned to Buyer) for any reason whatsoever, including in the event this Agreement is later terminated by Buyer pursuant to Section 9.1(d). The Extension Payment shall NOT be deemed to be part of the Deposit and shall NOT be subject to Section 2.2.

Section 9.3              Effect of Termination. Except for this Section 9.3, Section 6.4, Section 10.7(c), Section 10.8, Section 10.9, Section 11.2, Section 11.3 and Section 11.4, this Agreement shall, upon termination hereof pursuant to Section 9.1, forthwith become of no further force or effect and (a) except as provided in this Section 9.3 and by Section 2.2, there shall be no liability on the part of Seller, the Company or Buyer or any of their respective Affiliates, or any of their respective officers, directors or managers, to any other party and (b) all rights and Obligations of any Party shall cease; provided, however, that any such termination shall not relieve Seller, the Company or Buyer from liability for any intentional and material breach of this Agreement occurring prior to such termination. The termination of this Agreement shall have no effect on the provisions of the Confidentiality Agreement.

Article X

INDEMNIFICATION AND REMEDIES

Section 10.1           Survival. Subject to the limitations and other provisions of this Agreement, (a) the representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of twelve (12) months after the Closing Date (except for those contained in Section 3.1, Section 4.1 and Section 5.1 (Organization and Qualification), Section 3.2, Section 4.2 and Section 5.2 (Authority; Enforceability), Section 3.5 (Ownership of the Purchased Shares), Section 4.4 (Capitalization of the Company), and Section 3.6 and Section 5.5 (Brokers), and Section 4.12 (Taxes) (the foregoing representations hereinafter referred to as the “Fundamental Representations”), which shall survive the Closing until the thirtieth (30th) day following the expiration of the statute of limitations applicable to the subject matter thereof, and until the resolution of the indemnification Claims received by the Indemnifying Party in accordance with the provisions hereof prior to the expiration of the relevant time period, (b) each covenant and agreement of the Parties contained in this Agreement which by its terms are

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to be performed at or prior to the Closing shall terminate twelve (12) months after the Closing Date, (c) each covenant and agreement of the Parties contained in this Agreement which by its terms are to be performed after the Closing Date shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed, and (d) the provisions of Section 6.5 and Section 6.6 shall survive the Closing without limit as to time.

Section 10.2           Indemnification Provisions for the Benefit of Buyer.

(a)                If the Closing occurs and subject to the other provisions of this Article X, Seller shall indemnify, defend, save and hold the Buyer Indemnitees harmless from and against any Claims and Losses actually suffered or incurred by them to the extent arising out of or related to (without duplication):

(i)         the breach of any representation or warranty of Seller or the Company contained in this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period);

(ii)         the breach of any covenants or agreements of Seller contained in this Agreement (other than with respect to the Retained Liabilities and Taxes, which are covered by clauses (iii) and (iv) below);

(iii)         the Retained Liabilities;

(iv)         Seller Taxes; and

(v)         regardless of any matter set forth in the Seller Disclosure Schedule, any employee benefit plan of the Company or any ERISA Affiliate of the Company that is described in subsections (A) through (D) of Section 4.11, or that is a plan or arrangement providing for health or other welfare benefits after termination of employment (other than as required by “COBRA” or similar state continuation coverage laws for which the employee pays the full premium cost).

(b)                No Claim may be asserted nor may any Proceeding be commenced against Seller pursuant to this Section 10.2 unless written notice of such Claim or Proceeding is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim or Proceeding, and with respect to Claims or Proceedings based on the breach of any representation, warranty or covenant, on or prior to the date such representation, warranty or covenant ceases to survive as set forth in Section 10.1; provided, however, that no Claim may be asserted nor may any Proceeding be commenced by Buyer against Seller arising out of or related to a breach of any representation, warranty or covenant of which Buyer had Knowledge on or prior to the Closing Date and for which Buyer failed to deliver a Breach Notice in accordance with Section 6.3. A speculative, prospective, unspecified or possible future Claim shall not be adequate to support a timely indemnification Claim. If a Buyer Indemnitee has recovered any Losses pursuant to one subsection of this Section 10.2(a), such Buyer Indemnitee shall not be entitled to recover the same Losses under another subsection of this Section 10.2(a). Notwithstanding the foregoing, a Buyer Indemnitee shall be entitled to seek recovery under such provisions of this Agreement that maximizes its recovery.

(c)                No Claim may be made against Seller for indemnification pursuant to clauses (i) or (ii) of Section 10.2(a) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless (i) such individual action, occurrence or event exceeds $100,000 (the “De Minimis Amount”) (and in such case, no Loss below such De Minimis Amounts be applied to or considered for purposes of calculating the aggregate amount of

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the Buyer Indemnitees’ Losses) or (ii) such Claim relates to the breach of a Fundamental Representation by Seller or the Company. For the avoidance of doubt, the De Minimis Amount limitation shall not apply to a Claim or Loss pursuant to clauses (iii), (iv) or (v) of Section 10.2(a).

(d)                No Claim may be made against Seller for indemnification pursuant to clauses (i) or (ii) of Section 10.2(a) unless the aggregate amount of all Claims and Losses of the Buyer Indemnitees with respect to clauses (i) and (ii) of Section 10.2(a) (excluding individual Claims and Losses less than the De Minimis Amounts) shall exceed an amount equal to $500,000 (the “Indemnification Deductible”), after which point Seller shall be obligated only to indemnify the Buyer Indemnitees from and against such aggregate Claims and Losses (excluding individual Claims and Losses less than the De Minimis Amounts) in excess of the Indemnification Deductible, provided, that the Indemnification Deductible shall not apply with respect to Losses arising under Section 10.2(a)(i) with respect to a breach of a Fundamental Representation by Seller or the Company. For the avoidance of doubt, the Indemnification Deductible shall not apply to a Claim or Loss pursuant to clauses (iii), (iv) or (v) of Section 10.2(a).

(e)                The maximum amount that Seller shall be required to pay pursuant to clauses (i) and (ii) of Section 10.2(a) in respect of all Claims and Losses by all Buyer Indemnitees (the “Indemnification Cap”) shall equal the lesser of (i) $2,500,000 or (ii) the amount of the Purchase Price minus the aggregate Reimbursement Amounts paid by Seller as of the date of such Claims and Losses, after which point Seller will have no Obligation to indemnify the Buyer Indemnitees from and against further such Claims and Losses; provided, however, that with respect to a breach of a Fundamental Representation made by Seller or the Company, the maximum amount of Losses that Buyer will be able to recover from Seller pursuant to Section 10.2(a)(i) shall not be limited by the Indemnification Cap but shall be limited to an amount equal to the Purchase Price. In addition, Seller shall have as an affirmative defense to any claim for indemnity under Section 10.2(a)(i) arising out of or related to a breach of any representation or warranty of Seller or the Company that Buyer had Knowledge of such breach on or prior to the Closing Date and Buyer failed to deliver a Breach Notice in accordance with Section 6.3. For the avoidance of doubt, the Indemnification Cap shall not apply to a Claim or Loss pursuant to clauses (iii), (iv) or (v) of Section 10.2(a).

Section 10.3           Indemnification Provisions for the Benefit of Seller.

(a)                Subject to the other provisions of this Article X, Buyer agrees to indemnify, defend, save and hold the Seller Indemnitees harmless from and against any Claims and Losses actually suffered or incurred by them to the extent arising out of or related to:

(i)         the breach of any representation or warranty of Buyer contained in this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period);

(ii)         the breach of any covenants or agreements of Buyer contained in this Agreement (other than with respect to employees and employee benefits, Taxes and Multi-Site Contracts, which are covered by clauses (v) through (vi) below, respectively);

(iii)         the Company Assumed Liabilities;

(iv)         the ownership of the Purchased Shares, the Company or the Assets after the Closing, or the operation of the Business after the Closing (in each case excluding the Excluded Assets, Taxes and the Retained Liabilities and to the extent such Losses are not indemnifiable by Seller pursuant to Section 10.2);

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(v)         (A) the breach of any covenants or agreements of Buyer (or any Affiliate of Buyer, which includes the Company with respect to any post-Closing Date covenants) in Section 7.2, or (B) any Obligations of Buyer (or any Affiliate of Buyer, which includes the Company post-Closing) with respect to Taxes which are the responsibility of Buyer (or any Affiliate of Buyer, which includes the Company post-Closing) as provided in Section 7.2; or

(vi)         any Obligations of Buyer with respect to Multi-Site Contracts as provided in Section 7.4.

(b)                No Claim may be asserted nor may any Proceeding be commenced against Buyer pursuant to this Section 10.3 unless written notice of such Claim or Proceeding is received by Buyer describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim or Proceeding, and with respect to Claims or Proceedings based on the breach of representation or warranty, on or prior to the date such representation or warranty ceases to survive as set forth in Section 10.1. A speculative, prospective, unspecified or possible future Claim shall not be adequate to support a timely indemnification Claim. If a Seller Indemnitee has recovered any Losses pursuant to one subsection of Section 10.3(a), such Seller Indemnitee shall not be entitled to recover the same Losses under another subsection of Section 10.3(a).

Section 10.4           Indemnification Procedures; Matters Involving Third Parties.

(a)                A Seller Indemnitee or Buyer Indemnitee, as the case may be (for purposes of this Section 10.4, an “Indemnified Party”), shall give the indemnifying party under Section 10.2 and Section 10.3, as applicable (for purposes of this Section 10.4, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement stating the nature of the Claim and an estimated or actual amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its Obligations under this Article X except to the extent, and only to the extent, the Indemnifying Party is prejudiced by such failure or to the extent the survival period, if applicable, expires pursuant to Section 10.1 or Section 10.2(b) prior to the giving of such notice.

(b)                If any third party shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Party under this Article X, then the Indemnified Party shall promptly (and in any event within twenty (20) days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its Obligations under this Article X except to the extent, and only to the extent, the Indemnifying Party is prejudiced by such failure.

(c)                The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume and thereafter conduct the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.4(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. The Parties shall cooperate in a manner to preserve in full (to the extent possible) the attorney-client and work-product privileges.

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(d)                The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless the judgment or proposed settlement (i) involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party or would not reasonably be expected to have a material adverse effect on the Indemnified Party and (ii) includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third-Party Claim and does not involve any admission of wrongdoing by the Indemnified Party or any of its Affiliates.

(e)                Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 10.4(c), the Indemnified Party may defend against the Third- Party Claim in any manner it may reasonably deem appropriate.

(f)                 In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(g)                If a claim for indemnification against the Indemnifying Party under this Article X does not relate to a Third-Party Claim (a “Direct Claim”), the Indemnifying Party shall have thirty (30) days after its receipt of notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement with respect to the Losses specified in such notice.

(h)                The provisions of Section 10.4(b) through (g) shall not apply to Tax Contests or Other Tax Contests.

Section 10.5           Determination of Losses.

(a)                Losses giving rise to any indemnification Obligation hereunder shall be reduced by any insurance proceeds actually received by the Indemnified Party as a result of the events giving rise to the claim for indemnification, net of any third party expenses related to the receipt of such proceeds, including retrospective premium adjustments, if any. The amount of the indemnity obligation shall bear interest at the Applicable Rate from twenty (20) days after the indemnity payment is due and payable to the Indemnified Party until such indemnity payment is paid in full. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 10.5.

(b)                An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof; provided, that an Indemnified Party shall have no Obligation to make a claim for recovery against any insurer of such Indemnified Party with respect to any such Losses.

Section 10.6           No Multiple Recoveries. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty or covenant.

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Section 10.7           Limitations on Liability/Exclusive Remedies.

(a)                Buyer acknowledges and agrees that, except for actual fraud, intentional misrepresentation and intentional breach, the remedies set forth in Article VII, Article IX, this Article X (including the liability limits and survival periods set forth above and subject to the disclaimers set forth in Section 6.5 and Section 6.6), are intended to be, and shall be, the sole and exclusive remedies of the Buyer Indemnitees with respect to any aspect of the Contemplated Transactions. if the Closing occurs, except for the remedies set forth in Article VII, Article IX, and this Article X, Buyer hereby irrevocably waives, discharges and releases (on behalf of itself and the other Buyer Indemnitees), to the fullest extent permitted by Law, any and all other Claims, Obligations and Losses (including rights of contribution, if any) which exist or may arise in the future, that the Buyer Indemnitees may have against Seller or its Affiliates, as the case may be, arising under or based upon any Law (including any such Law relating to Environmental Law or arising under or based upon any securities law, common or civil law or otherwise) that are attributable to or related to the Contemplated Transactions, the Business, the Assets, the Purchased Shares or the Company.

(b)                Seller acknowledges and agrees that, except for actual fraud, intentional misrepresentation and intentional breach, the remedies set forth in Article VII, Article IX, and this Article X (including the liability limits and survival periods set forth above), are intended to be, and shall be, the sole and exclusive remedies of the Seller Indemnitees with respect to any aspect of the Contemplated Transactions.

(c)                notwithstanding anything to the contrary contained in this Agreement, no Party hereto shall be entitled to recover from any other Party hereto or any of such Party’s Affiliates or any Financing Source any amount in respect of exemplary, punitive, special, indirect or consequential damages, including lost profits; except, however, with respect to any of the foregoing paid or owing to a Third Party with respect to a Third Party claim, which damages shall be considered part of Losses and shall be covered by the indemnifications set forth in this Article X.

(d)                all releases, disclaimers, limitations on liability and indemnities in this Agreement, including those in this Article X, shall apply even in the event of the sole, joint or concurrent, active or passive negligence, strict liability or fault of the Party whose liability is released, disclaimed, limited or indemnified.

Section 10.8           Governing Law. This Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of Delaware, without regard to conflicts of laws rules or principles as applied in Delaware. Notwithstanding anything herein to the contrary, the Parties hereto, the Seller Indemnified Parties and the Seller Consolidated Group agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against a Debt Lender that is related to the Debt Financing, this Agreement or the Contemplated Transactions, but excluding any provisions relating to the interpretation or enforcement of this Agreement or the Related Agreements (including the determination as to whether a Material Adverse Effect has occurred and is continuing or whether the Contemplated Transactions have been consummated in accordance with this Agreement), shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5 1401 and 5-1402 of the New York General Obligations Law).

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Section 10.9           Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties agrees that it shall bring any Proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in New Castle County, Delaware, and solely in connection with claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such Proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 11.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of California for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any Proceeding against the Debt Lender in any way relating to this Agreement in any forum other than federal or state courts located in the Borough of Manhattan in the City of New York, New York, and solely in connection with any such Proceeding with or against the Debt Lender, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such Proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it , and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 11.2.

Section 10.10       Waiver of Jury Trial. each Party acknowledges and agrees that any dispute is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, the Related Agreements, the Contemplated Transactions or the Financings. each Party certifies and acknowledges that: (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each Party understands and has considered the implications of this waiver; (iii) each Party makes this waiver voluntarily; and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

Section 10.11       Exculpation of Debt Lender. Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor its Affiliates (other than the Company after the Closing) shall have any Claims against any Debt Lender in connection with the Contemplated Transactions or the Debt Financing, and no Debt Lender shall have any Claims against Seller or its Affiliates (other than the Company after the Closing) in connection with the Contemplated Transactions or the Debt Financing.

Article XI

MISCELLANEOUS

Section 11.1           Amendment. This Agreement (including this Section 11.1) may not be amended except by an instrument in writing executed and delivered by the Parties. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. No course of dealing

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between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. Notwithstanding the foregoing, Section 10.9, Section 10.10, Section 10.7(c), Section 10.11, or Section 11.9 may not be amended or waived in any manner materially adverse to any Debt Lender without the written consent of such affected Debt Lender.

Section 11.2           Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) or by a national overnight delivery service to the relevant Party at the following addresses or sent by facsimile (with transmission confirmation) to the following numbers or sent by email to the following email addresses:

If to Seller or to the Company (prior to the Closing for the Company), to:

Alon Paramount Holdings, Inc.
c/o Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, Tennessee 37027

Attention:  General Counsel
Fax: (615) 334-8562

Email: legalnotices@delekus.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Daniel L. Mark
Fax: (713) 229-7723

Email: dan.mark@bakerbotts.com

If to Buyer or to the Company (after the Closing for the Company), to:

GCE Holdings Acquisitions, LLC

c/o Global Clean Energy Holdings Inc.
2790 Skypark Drive, Suite 105

Torrance, CA 90505
Attention: Richard Palmer
Fax: (310) 929-1139

Email: rpalmer@gceholdings.com

with a copy to (which shall not constitute notice):

TroyGould PC

1801 Century Park East,

16th Floor

Los Angeles, CA 90067
Attention: Istvan Benko
Fax: (310) 789-1426

Email: IBenko@troygould.com

Execution Version

or to such other address, facsimile number or email address as any party may, from time to time, designate in a written notice given in accordance with this Section 11.2. Any such notice or communication shall be effective (i) if delivered in person or by courier, upon actual receipt by or on behalf of the intended recipient, (ii) if sent by facsimile transmission or email, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, or (iii) if mailed in accordance with the foregoing provisions, upon the earlier of the third (3rd) Business Day after deposit in the mail or the date of delivery as shown by the return receipt therefor.

Section 11.3           Public Announcements. No Party, or their Affiliates, shall issue or make any press releases or similar public announcements concerning the Contemplated Transactions or by the Related Agreements without the written consent of Buyer and Seller (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or the rules or regulations of any applicable United States securities exchange or Governmental Authority to which the relevant Party, or its Affiliates, is subject, wherever situated. In the event that a Party believes it is required to issue or make any press release or public announcement, such Party shall (a) give prompt notice thereof to the other Parties, (b) allow such other Parties reasonable opportunity to review and provide comments with respect to the content of such press release or public announcement and (c) use Commercially Reasonable Efforts to incorporate any reasonable comment from any other Party prior to any release or public announcement. Promptly after the execution of this Agreement, Buyer shall be authorized to cause a Form 8-K to be filed with the appropriate Governmental Authority in the form of Exhibit E attached hereto.

Section 11.4           Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Seller or its Affiliates in connection with this Agreement and the Contemplated Transactions shall be paid by Seller, and all costs and expenses incurred by Buyer or its Affiliates in connection with this Agreement and the Contemplated Transactions shall be paid by Buyer. For the avoidance of doubt, in the event Buyer elects to obtain title insurance then all costs and expenses related to such title insurance shall be paid by Buyer.

Section 11.5           Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.6           No Strict Construction. The Parties acknowledge that each of them has been represented by counsel in connection with this Agreement and the Contemplated Transactions. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, the Parties confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person and any rule of Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.

Section 11.7           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the Contemplated Transactions to the fullest extent permitted by Law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that Contemplated Transactions are fulfilled to the extent possible.

Execution Version

Section 11.8           Assignment. This Agreement shall not be assigned, directly or indirectly, by any Party (including by operation of Law or otherwise) except with the prior written consent of the other Parties. Any purported assignment of this Agreement in violation of this Section 11.8 shall be null and void. Without limiting the generality of the preceding, the indemnification Obligations of Seller and Buyer pursuant to this Agreement shall not be transferable or assignable in whole or in part without the other Party’s prior written consent and any purported or attempted transfer or assignment by an Indemnified Party (whether directly, indirectly, by operation of Law or otherwise including in the event of a Change in Control of the Company after the Closing) shall be null and void without the prior written consent of the Indemnifying Party.

Section 11.9           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except, that the Seller Indemnitees and the Buyer Indemnitees shall be third party beneficiaries of the indemnifications provided for in Article X. Additionally, the Debt Lender shall be a third party beneficiary of Section 10.9, Section 10.10, Section 10.7(c), Section 10.11, and the last sentence of Section 11.1, each of such Sections shall expressly inure to the benefit of the Debt Lender, and the Debt Lender shall be entitled to rely on and enforce the provisions of such Sections to the extent applicable to the Debt Lender.

Section 11.10       Failure or Indulgence Not Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 11.11       Seller Disclosure Schedule. For the purposes of the Seller Disclosure Schedules, any information, item or other disclosure set forth in any part of the Seller Disclosure Schedules shall be deemed to have been set forth in all other applicable parts of the Seller Disclosure Schedules, as applicable, and disclosed not only in connection with the representation and warranty specifically referenced on a given part of the Seller Disclosure Schedules, as applicable, but for all purposes relating to the representations and warranties set forth in Article III or Article IV of this Agreement, and shall be deemed to be disclosed and incorporated by reference in any such other part of the Seller Disclosure Schedules, as applicable, as though fully set forth in such part of the Seller Disclosure Schedules, as applicable, for which applicability of such information and disclosure is reasonably apparent on its face, and for the avoidance of doubt, without reading the contents of the documents referred to in order to determine such relevance. The listing (or inclusion of a copy) of a document or other item in the Seller Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is readily apparent from the listing (or inclusion of a copy) of such document.

Section 11.12       Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 11.13       Entire Agreement. This Agreement and the Related Agreements (together with the Exhibits, the Seller Disclosure Schedule, the Buyer Disclosure Schedule, and the other Schedules hereto and thereto) constitute the entire agreement of the parties hereto and thereto, and supersede all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof (other than the Confidentiality Agreement, which shall continue in full force and effect).

Execution Version

Section 11.14       Specific Performance. Each Party acknowledges that the breach of this Agreement by the other Parties would cause irreparable damage to such Party and that money damages or other legal remedies would not be an adequate remedy for any such damages. Therefore, the Obligations of each Party under this Agreement, including Seller’s obligation to sell the Purchased Shares to Buyer and Buyer’s obligation to purchase the Purchased Shares from Seller, shall be enforceable by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith, without the requirement to post any bond or security in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 11.15       Role of Baker Botts L.L.P.; Waiver of Conflicts and Privilege.

(a)                Buyer waives and will not assert, and agrees to cause the Company to waive and to not assert, any conflict of interest arising out of or relating to the potential representation, after the Closing (the “Post-Closing Representation”), of Seller or the Company or any officer, employee, director or manager of Seller or the Company (any such Person, a “Designated Person”) in any matter involving this Agreement or the Contemplated Transactions, by Baker Botts L.L.P. (“Seller Counsel”) in connection with this Agreement or the transactions contemplated by the Related Agreements (the “Current Representation”).

(b)                The Parties agree that, following the Closing, with respect to any communication between Seller Counsel, on the one hand, and any of Seller, the Company or any Designated Person or their respective Affiliates, on the other hand, occurring during the Current Representation in connection with this Agreement, the Related Agreements or the Contemplated Transactions (collectively, the “Privileged Communications”), the attorney-client privilege and expectation of client confidence shall be vested in and belong to, and may be controlled by, Seller and shall not pass to or be claimed by Buyer or the Company. Accordingly, following the Closing, (i) Buyer and the Company will not have access to any such communications or the files of any such legal counsel or other advisor relating to the Current Representation, (ii) to the extent such files constitute property of the client during the Current Representation, only Seller (and not the Company) shall hold such property rights, (iii) Seller Counsel shall have no duty to reveal or disclose any such Privileged Communications to Buyer or the Company by reason of any Post-Closing Representation, (iv) Seller may use the Privileged Communications in any dispute that relates in any way to this Agreement, the Related Agreements or the Contemplated Transactions (including in any claim for indemnification brought by Buyer or its representatives) and (v) neither Buyer nor the Company may use or rely on any of the Privileged Communications in any action against or involving any of the Parties or seek to obtain such communications (whether by seeking a waiver of the attorney-client privilege or through other means). Notwithstanding the foregoing, Seller shall use reasonable efforts to protect such privilege with respect to third parties and shall not waive or compromise such privilege without the express consent of Buyer. The Parties acknowledge that such privileged information may also be subject to the “common interest” or “joint defense” privilege.

Section 11.16       Non-Recourse. This Agreement may only be enforced against, and any Claim or Proceeding based upon, arising under, out of, or in connection with, or related in any manner to this Agreement or the Contemplated Transactions (but excluding the Confidentiality Agreement) may only be brought against the Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No Person that is not a Party, including any representative of any Party (each, a “Nonparty Affiliate”), shall have any Obligation (whether in contract, tort, at law or in equity, or granted by statute or otherwise) for any Claims or other Obligations arising under, out of, or in connection with, or related in any manner to this Agreement or the Contemplated Transactions (but excluding the Confidentiality Agreement), or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach. To the maximum extent permitted by applicable Law, (a) each Party hereby waives and releases all

Execution Version

such Obligations and Claims against any such Nonparty Affiliates, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 11.17       Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the purchase and sale of the Purchased Shares (and indirect purchase and sale of the Assets).

Section 11.18       Anti-Money Laundering.

(a)                Buyer undertakes to Seller that, in connection with this Agreement, Buyer is knowledgeable about and will comply with all applicable Laws relating to anti-money laundering applicable to its performance of this Agreement.

(b)                Buyer represents and warrants to Seller that Buyer’s payments to Seller shall not constitute the proceeds of crime in contravention of anti-money laundering laws.

(c)                Buyer agrees to provide to Seller the details of the bank account(s) from which Buyer will be providing (or cause to be providing) funds to Seller pursuant to this Agreement (including name of account holder, account number, SWIFT code, etc. of such account(s)).

Section 11.19       Counterparts. This Agreement may be executed in multiple counterparts and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image.

Balance of page intentionally left blank

Execution Version

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALON PARAMOUNT HOLDINGS, INC.

By:	/s/ FREDEREC GREEN

Name:	Frederec Green
Title:	EVP

By:	/s/ MARK PAGE

Name:	Mark Page
Title:	EVP

GCE HOLDINGS ACQUISITIONS, LLC

By:	/s/ RICHARD PALMER

Name:	Richard Palmer
Title:	President and CEO

Signature Page to Share Purchase Agreement

Execution Version

EXHIBIT A

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Agreement”), dated [●], 2019, is by and between Alon Paramount Holdings, Inc., a Delaware corporation (“Assignor”), and Alon Bakersfield Property, Inc., a Delaware corporation (“Assignee”). All capitalized terms used but not otherwise defined herein shall have the meanings set forth in that certain Share Purchase Agreement, dated April 29, 2019, by and between Assignor and GCE Holdings Acquisitions, LLC, a Delaware limited liability company (the “Purchase Agreement”).

W I T N E S S E T H

WHEREAS, Assignor desires to contribute the Seller Contracts to Assignee and Assignee desires to unconditionally assume the Obligations of Assignor related to such Seller Contracts;

WHEREAS, Assignee and Assignor now desire to evidence the assignment of all of Assignor’s right, title and interest to the Seller Contracts and to effectuate the assumption by Assignee of the Obligations related thereto; and

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignee and Assignor hereby agree as follows:

1.                Assignment. Assignor hereby transfers, conveys and assigns to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to the Seller Contracts, to have and to hold the same forever. Assignee hereby accepts such assignment and agrees to perform all of Assignor’s Obligations under the Seller Contracts.

2.                Assumption. Assignee hereby assumes and agrees to pay, perform and discharge the Obligations related to the Seller Contracts.

3.                Conflict. This Agreement is an instrument of transfer contemplated by, and is executed and delivered under and subject to in all respects, the Purchase Agreement, and nothing contained in this Agreement shall be deemed to amend, modify, limit or expand any of the provisions of the Purchase Agreement or any rights or obligations of Assignor or Assignee under the Purchase Agreement. In the event of any conflict between any term or provision hereof and any term or provision of the Purchase Agreement, the latter shall control.

4.                Certain Transfers Requiring Consents. In the event that an attempted transfer, conveyance or assignment of the Seller Contracts would be ineffective without the consent of a third party, Assignor will cooperate with Assignee in attempting to obtain such consent or in any arrangement reasonably required to provide Assignee with the benefits of the Seller Contracts. Assignee shall use all commercially reasonable efforts to obtain any such consents as promptly as practicable.

5.                Further Assurances. From time to time after the date of this Agreement, without the payment of any additional consideration, each party hereto shall execute all such instruments and take all such other actions as the other party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all of the transactions contemplated by this Agreement.

Exhibit A to Share Purchase Agreement

Execution Version

6.                Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

7.                Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

8.                Governing Law. This Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of Delaware, without regard to conflicts of laws rules or principles as applied in Delaware.

9.                Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.           Counterparts. This Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image; provided that each party hereto uses Commercially Reasonable Efforts to deliver to each other party hereto original signed counterparts as soon as possible thereafter.

[Remainder of page intentionally left blank. Signature page follows.]

Exhibit A to Share Purchase Agreement

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ALON PARAMOUNT HOLDINGS, INC.

By:
Name:
Title:

By:
Name:
Title:

ALON BAKERSFIELD PROPERTY, INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit A to Share Purchase Agreement

Execution Version

EXHIBIT B

BACKSTOP GUARANTY

[see attached]

Exhibit B to Share Purchase Agreement

Execution Version

EXHIBIT C

KNOWLEDGE INDIVIDUALS

Part I – Seller Knowledge Parties

1.	George Stutzmann
2.	Mark Denis
3.	Matthew Jalali
4.	Helen Ordway
5.	Steve Piatek
6.	Robert Pino

Part II – Buyer Knowledge Parties

1.	Richard Palmer
2.	Dave Walker
3.	Noah Verlun
4.	Marshall Bell
5.	Adam Burton
6.	Gary McDonald

Exhibit C to Share Purchase Agreement

Execution Version

EXHIBIT D

AREAS 1, 2 AND 3 MAPS

Alon Bakersfield Refinery - Areas 1, 2, & 4
COLOR KEY
Alon Owned
Jointly Owned (Alon ~60%)
Total Areas 1,2, & 4=514.14 ac
Alon Owned 100%=452.94 ac
Alon Shared = 61.20 ac
Rosedale Hwy
58
Rosedale Hwy
58
Wedding Ln
Charity Ave
Calloway Canal
Fruitvale Ave
Kilmer Way
Iastro
Mohawk St
Parker Ln
Landco
Walker Trail
Friant-Kern Canal
Brimhall Rd
Refinery Ave
Westside Pkwy
Cross Valley Canal
332-260-12
3.99 Acres
14.13 Acres
332-260-35
54.09 Acres
368-050-15
4.66 Acres
368-050-11
7.76 Acres
368-030-09
9.54 Acres
368-030-10
9.41 Acres
368-070-06
25.76 Acres
15.54 Acres
332-280-04
12.17 Acres
368-040-07
1.14 Acres
368-040-06
46.09 Acres
368-040-09
8.46 Acres
368-040-42
60.03 Acres
332-280-21
33.06 Acres
332-280-22
9.38 Acres
332-280-28
49.03 Acres
332-280-28
49.03 Acres
332-280-17
11.18 Acres
332-280-28
49.03 Acres
368-040-47
30.90 Acres
368-040-27
87.58 Acres
368-040-32
4.53 Acres
368-040-26
0.1 Acres
502-010-43
0.59 Acres
502-010-46
13.49 Acres
502-010-48
1.53 Acres
Image courtesy of USGS Image courtesy of the Nevada State Mapping Advisory Committee © 2016 Microsoft Corporation © 2010 NAVTEQ © AND

Exhibit D to Share Purchase Agreement

Execution Version

Area 3 Map

Bakersfield
Bakersfield

1: 4,259

NAD 1983 StatePlane California V FIPS 0405 Feet

© Latitude Geographics Group Ltd.

THIS MAP IS NOT TO BE USED FOR NAVIGATION

Exhibit D to Share Purchase Agreement

Execution Version

EXHIBIT E

FORM 8-K

[see attached]

Exhibit E to Share Purchase Agreement